SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Broadcom Corporation

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BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

April 1, 2010

Dear Fellow Shareholder:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders, which will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, Thursday, May 20, 2010. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, shareholders will be asked to elect seven directors to serve for the coming year and ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010.

After more than eight years of service, George L. Farinsky has chosen to retire from the Board and will not be standing for re-election at the Annual Meeting. We would like to express our great appreciation for the significant and valuable contributions George has made to Broadcom.

This year we are again using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send our shareholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and annual report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting and we urge you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you May 20th.

Sincerely,

Scott A. McGregor
President and Chief Executive Officer

BROADCOM CORPORATION
NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Broadcom Corporation, a California corporation, will be held at our corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, May 20, 2010, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the following persons to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified: Joan L. Amble, Nancy H. Handel, Eddy W. Hartenstein, John E. Major, Scott A. McGregor, William T. Morrow and Robert E. Switz.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All shareholders of record at the close of business March 22, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As an alternative to voting in person at the Annual Meeting, you can vote your shares electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. For detailed information regarding voting instructions, please refer to the section entitled “How do I vote?” on page 2 of the Proxy Statement.

For admission to the Annual Meeting, each shareholder will be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock as of the record date, such as a brokerage statement, proxy card or voting instruction form reflecting stock ownership.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur Chong
Executive Vice President,
General Counsel and Secretary
Irvine, California
April 1, 2010

INTERNET AVAILABILITY OF PROXY MATERIALS

THIS YEAR WE ARE AGAIN USING THE INTERNET AS OUR PRIMARY MEANS OF FURNISHING PROXY MATERIALS TO OUR SHAREHOLDERS. CONSEQUENTLY, MOST SHAREHOLDERS WILL NOT RECEIVE PAPER COPIES OF OUR PROXY MATERIALS. WE WILL INSTEAD SEND OUR SHAREHOLDERS A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WITH INSTRUCTIONS FOR ACCESSING OVER THE INTERNET THE PROXY MATERIALS, INCLUDING OUR PROXY STATEMENT AND ANNUAL REPORT, AND VOTING ELECTRONICALLY OVER THE INTERNET. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS ALSO PROVIDES INFORMATION ON HOW SHAREHOLDERS MAY OBTAIN PAPER COPIES OF OUR PROXY MATERIALS IF THEY SO CHOOSE. WE BELIEVE ELECTRONIC DELIVERY OF OUR PROXY MATERIALS AND ANNUAL REPORT WILL HELP BROADCOM REDUCE THE ENVIRONMENTAL IMPACT AND COSTS OF PRINTING AND DISTRIBUTING PAPER COPIES AND IMPROVE THE SPEED AND EFFICIENCY BY WHICH YOU CAN ACCESS THESE MATERIALS. IF YOU PREVIOUSLY ELECTED TO RECEIVE OUR PROXY MATERIALS ELECTRONICALLY, THESE MATERIALS WILL CONTINUE TO BE SENT VIA EMAIL UNLESS YOU CHANGE YOUR ELECTION.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

©2010 Broadcom Corporation. All rights reserved.	This proxy statement is printed on recycled paper.

BROADCOM CORPORATION

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2010

*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission (SEC).

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2010

The enclosed proxy is solicited on behalf of the Board of Directors of Broadcom Corporation, a California corporation, for use at our 2010 Annual Meeting of Shareholders to be held May 20, 2010 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California. Directions to attend the meeting can be found on our website at www.broadcom.com/investors. The proxy solicitation materials were first sent on or about April 5, 2010 to all shareholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2010 SHAREHOLDER MEETING TO BE HELD MAY 20, 2010

This proxy statement and our 2009 annual report to shareholders are available on our website address at www.broadcom.com/investors. This website address contains the following documents: the notice of the annual meeting, this proxy statement and proxy card sample, and the 2009 annual report to shareholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At this year’s Annual Meeting, shareholders will be asked to elect seven directors, ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this proxy statement.

Who is entitled to vote?

To be able to vote, you must have been a shareholder March 22, 2010, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 440,359,518 shares of our Class A common stock, par value $0.0001 per share, and 55,729,368 shares of our Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding on the record date. The Class A common stock and the Class B common stock are collectively referred to in this proxy statement as the common stock.

Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our corporate headquarters.

How many votes do I have?

Holders of our common stock will vote at the Annual Meeting as a single class on all matters. Each holder of Class A common stock is entitled to one vote per share held, and each holder of Class B common stock is entitled to ten votes per share held. As a result, a total of 997,653,198 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing 498,826,600 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

What vote is required for each item?

For Proposal One, the seven nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal One; however, broker non-votes and abstentions will have no effect on the outcome of the election of candidates for director. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposal Two, ratification of KPMG LLP as our independent registered public accounting firm for 2010, requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2010 is a matter on which a broker or other nominee is generally empowered to vote and therefore no broker non-votes are expected to exist with respect to Proposal Two.

How do I vote?

If you are a “registered holder,” that is your shares are registered in your own name through our transfer agent, and you are viewing this proxy over the Internet you may vote electronically over the Internet. For those shareholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Those shareholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from the brokerage firm, bank or other nominee, as your record holder, that must be followed for your record holder to vote your shares per your instructions. Your broker will be sending you a Notice of Internet Availability which contains instructions on how to access the website to vote your shares electronically over the Internet or by telephone. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Shareholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this proxy statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically or by telephone will be counted in the quorum and voted. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Wednesday, May 19, 2010.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form?

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted (i) FOR the election of each of the seven nominees to our Board of Directors listed in the proxy, (ii) FOR the approval of Proposal Two, ratification of KPMG LLP as our independent registered public accounting firm, and (iii) in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, as well as any procedural matters. If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your broker may exercise its discretionary authority to vote on Proposal Two.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Annual Meeting by voting again electronically over the Internet or telephone, or by filing a notice of revocation or another proxy card with a later date with our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. If you are a registered shareholder and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting; please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

How and when may I submit a shareholder proposal for the 2011 Annual Meeting of Shareholders?

In the event that a shareholder desires to have a proposal considered for presentation at the 2011 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than December 6, 2010. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice in writing to our Secretary not less than sixty days and not more than ninety days prior to the first anniversary of the date on which the notice of the prior year’s annual meeting of shareholders was first mailed. To be timely for the 2011 Annual Meeting of Shareholders, a shareholder’s notice must be received by our Secretary between January 5, 2011 and February 4, 2011. The notice must comply with all of the requirements set forth in our bylaws.

The proxy solicited by our Board of Directors for the 2011 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any nominee or proposal presented by a shareholder at the meeting for which Broadcom has not been properly provided with notice between January 5, 2011 and February 4, 2011, and (ii) any proposal made in accordance with our bylaw provisions, if the 2011 proxy statement briefly describes the nature of the matter and how management’s proxy holders intend to vote on it, provided that the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

To forward any shareholder proposals or notices of proposals or to receive a copy of our bylaws write to the Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors, referred to in this proxy statement as the Board, currently consists of eight members: Joan L. Amble, George L. Farinsky, Nancy H. Handel, Eddy W. Hartenstein, John E. Major (Chairman of the Board), Scott A. McGregor, William T. Morrow, and Robert E. Switz. After more than eight years of service, Mr. Farinsky has chosen to retire from the Board and will not be standing for re-election at the Annual Meeting. See “Proposal One — Election of Directors” for more information.

The Board believes that good corporate governance is paramount to ensure that Broadcom is managed for the long-term benefit of our shareholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, and the listing standards of The Nasdaq Stock Market®, referred to in this proxy statement as Nasdaq.

Our Board has Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer. In addition, the Board has adopted a Code of Ethics and Corporate Conduct, referred to in this proxy statement as the Code of Ethics that applies to all of our employees, directors and officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view our Code of Ethics and our Corporate Governance Guidelines on our website at www.broadcom.com/investors or request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating & Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcom in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating & Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by Nasdaq, additional criteria set forth in our Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Broadcom.

In February 2010 the Board determined that all of its then current directors and nominees for election at the Annual Meeting are independent under these standards, except for Mr. McGregor, who serves full-time as our President and Chief Executive Officer. In making its independence determinations, with respect to Ms. Amble, the Board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company, for which she serves as an executive officer, and found that the amount paid by us to American Express was substantially less than 1% of American Express’ consolidated gross revenues during its last three fiscal years, that Ms. Amble does not have a material direct or indirect interest in this relationship, and that this relationship did not compromise the independence of Ms. Amble.

Board Leadership Structure

The Board periodically appoints a Chairman of the Board. Pursuant to our Corporate Governance Guidelines, if the Chairman of the Board is an independent director, the Chairman of the Board shall also serve as the “Lead Independent Director.” If the Chairman of the Board is not an independent director, one of the independent directors will be designated by a majority of the independent directors to be the Lead Independent Director. Currently, Mr. Major serves as our independent Chairman of the Board. We believe the appointment of an independent Chairman of the Board in May 2008 was and continues to be appropriate and beneficial, as this delineation creates increased oversight. Prior to Mr. Major’s appointment as Chairman of the Board in May 2008 our Chairman was not independent. Accordingly at that time we had both a Chairman of the Board and a Lead Independent Director. We may in the future again separate those roles depending on the then current circumstances.

Board Involvement in Risk Oversight and Risk Assessment of Compensation Practices

Our Board oversees an enterprise-wide approach to risk management. While our Board has the ultimate oversight responsibility for the risk management process, various committees of the Board participate in the risk oversight process. Under the supervision of our Audit Committee, we have established an enterprise risk management framework to identify, evaluate and manage risks on a company-wide basis consistent with our business strategy. Under this framework, specified risk owners within the Company identify and assess the risks in their areas of responsibility, define and implement mitigation plans, as appropriate, and monitor the effectiveness of the plans implemented to reduce risk. The risk owners report to a Risk Committee, a management committee that also evaluates the risks and the effectiveness of the mitigation plans. The Risk Committee reports to the Audit Committee and our senior management team. The Audit Committee also makes independent inquiry of our independent public accounting firm and of our Chief Financial Officer regarding our significant risks and exposures, and the steps taken to minimize the same. Our Board of Directors is advised by the Audit Committee and management of significant risks and management’s response via periodic updates.

In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. In early 2010 the Compensation Committee undertook a review of the compensation programs for our executive officers as well as for our other employees to determine whether those programs encourage excess risk taking that would create a material risk to our economic viability. Based on that review, the Committee concluded that our compensation programs do not present any such material risk that could be reasonably likely to have a material adverse effect on us. In reaching such conclusion, the Compensation Committee considered the following material characteristics of our compensation programs that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives, with approximately 47% of targeted total direct compensation (consisting of base salary, annual cash incentives and equity awards) for employees at or above the director level, provided in equity and focused on long-term performance and only approximately 14% of total direct compensation provided in the form of annual cash incentives.

•	The performance objectives under our company-wide annual cash incentive plan are balanced. The 2009 financial metrics for funding our company-wide bonus pool were relative rate of revenue growth rate and cash flow from operation, which were each equally weighted at 40%. The Compensation Committee has discretion over the remaining 20% of the total target bonus pool. The Compensation Committee has flexibility to fund the discretionary component of the bonus pool based on the Company’s strategic accomplishments during the year.

•	Qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash incentive awards. Based on the funding of total bonus pool, each participant is budgeted a percentage of his or her target bonus opportunity. Bonuses can be awarded over or under the budgeted amounts based on an assessment of the performance and contributions of the participant’s group and his/her area of responsibility at year end.

•	Maximum payouts under our cash incentive plan are capped.

•	We provide a balanced mix of equity awards for executive officers. Pursuant to new equity award guidelines adopted in 2009 employees below the Vice President level receive equity compensation solely in the form of restricted stock unit awards, referred to in this proxy statement as RSUs, which are less subject to stock price volatility.

•	The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking.

Shareholder Communications with the Board

The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual Board member. The Chairman of the Board, with the assistance of our internal Legal Department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as the Chairman of the Board considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board considers important for the directors to consider. Shareholders who wish to communicate with the Board may write to Chairman of the Board, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Board Committees and Meetings

The Board held 13 meetings during 2009. With the exception of Alan E. Ross, who served as a director through May 13, 2009, each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2009. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2009. Additionally, the independent directors met in executive session regularly without the presence of management. The Chairman of the Board, currently Mr. Major, presides over executive sessions of the independent directors.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and expect that all of our directors will attend the annual meeting, absent a valid reason. All seven nominees who were elected to serve as directors at the 2009 Annual Meeting of Shareholders attended the 2009 shareholder meeting.

The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s current charter is available on our website at www.broadcom.com/investors. The current chairs and members of the committees are identified in the following table:

(1)Mr. Farinsky has chosen to retire from the Board and will not be standing for re-election at the Annual Meeting.

The Board committees are reviewed annually at the Board meeting that follows the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time.

Audit Committee.  The Board has determined that each member of the Audit Committee is “independent” under the current Nasdaq listing standards and satisfies the other requirements under Nasdaq listing standards and SEC rules regarding audit committee membership. The Board has also determined that each member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards. The committee held ten meetings during 2009.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to shareholders and others; (ii) the functioning of our systems of internal accounting and financial controls; (iii) the portions of our Code of Ethics that relate to the integrity of accounting and financial reporting; and (iv) our risk management process. The Audit Committee is also responsible for engaging and determining the compensation of our independent registered public accounting firm and overseeing its performance, qualifications and independence and its conduct of the annual independent audit of the financial statements and our internal accounting and reporting controls, and its engagement for all other services. The Audit Committee’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices, may be found on our website at www.broadcom.com/investors.

The Audit Committee meets in executive session with our independent registered public accounting firm, and the independent registered public accounting firm has unrestricted access and reports directly to the committee. The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010, and the Board is recommending that the shareholders ratify that appointment at the Annual Meeting.

Compensation Committee.  The Board has determined that each member of the Compensation Committee is “independent” under the current Nasdaq listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a non-employee director within the meaning of Section 16 of the Exchange Act. The committee held 14 meetings during 2009.

Scope and Authority of Compensation Committee.  Among other responsibilities set forth in its charter, the Compensation Committee determines our overall policies on compensation and the compensation to be provided to our Chief Executive Officer and other executive officers, including, among other things, annual salaries and bonuses, RSUs, other stock-based awards, stock options, and other compensation arrangements. In addition, the Compensation Committee reviews the philosophy and policies behind, and any material risks created by, the salary, bonus and equity compensation arrangements for all other employees. Commencing in 2009, the Compensation Committee has the exclusive authority to administer and grant RSUs, stock options and stock appreciation rights, and to make direct stock issuances and other stock-based awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan, as amended and restated, referred to in this proxy statement as our 1998 Stock Incentive Plan, with respect to executive officers and to all other eligible employees.

Role of Officers and Compensation Consultants in Recommending Compensation.  The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Human Resources and Legal Departments. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President, Human Resources, our General Counsel, and other employees with functional responsibilities related to the committee’s work. Under its charter, the Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee retained Frederic W. Cook & Co., Inc. as its independent compensation consultant in 2009 and has retained Radford, an Aon Consulting Company, as its independent compensation consultant for 2010. During 2009 Broadcom did not engage Frederic W. Cook & Co. for any additional services beyond its work performed for the Compensation Committee, other than consulting services to analyze our equity program, compensation mix and equity grant guidelines, each as they apply to non-executive employees. These non-executive compensation consulting services did not exceed $120,000. Radford has performed similar non-executive compensation consulting services for 2010, which services and the fees associated therewith (which are less than $120,000) have been pre-approved by the Compensation Committee.

The Human Resources department supports the Compensation Committee in its duties and, together with the Chief Executive Officer, may be given authority to carry out certain administrative duties regarding our compensation programs. In 2009 Frederic W. Cook & Co. worked with our Human Resources Department (at the request of the Compensation Committee) to compile and acquire compensation surveys for review by the Compensation Committee and to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. Our Human Resources Department also compiles annual compensation data for each executive officer. Our Chief Executive Officer annually reviews the compensation of each of our other executive officers, measuring their compensation levels against individual performance objectives developed annually by him and the respective executive officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual equity awards, are presented by our Chief Executive Officer to the Compensation Committee. The Compensation Committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer. The Compensation Committee members typically meet in executive session to consider compensation awards for executives and in other appropriate circumstances.

Additional information concerning the compensation policies and objectives established by the Compensation Committee and the respective roles of our Chief Executive Officer and the compensation consultant in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table, referred to in this proxy statement as our named executive officers, is included under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis.”

Timing of Equity Awards.  Equity awards, together with cash bonuses and salary increases, are typically made on an annual basis to continuing employees after a review of the prior year’s performance of each employee. Such equity awards are made subject to guidelines that have been approved by the Compensation Committee in advance. The Compensation Committee has adopted a policy on timing of equity awards to officers and other employees. Under the policy, stock option grants made to employees in connection with the annual review process will be granted at a Compensation Committee meeting held on a date that the trading window is open and that is at least two business days following our public release of annual financial results. Awards of RSUs to employees in connection with the annual review process will be made at the next regularly scheduled quarterly date for the grant of RSUs.

Equity Award Processes and Procedures.  The Compensation Committee has the following equity award processes and procedures applicable to all equity awards:

•	If there are proposed equity awards for consideration, the Compensation Committee will meet on the fifth day of the month (or if such date is on a non-business day, the next closest business day whether immediately before or after) to consider the proposed awards. The Compensation Committee refrains from using unanimous written consents to approve equity awards.

•	Before each meeting, the Compensation Committee receives a report detailing proposed new hire, patent incentive and other equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the number of RSUs and/or options proposed to be granted, (iii) proposed vesting schedules, and (iv) whether the grant is within the equity award guidelines set by the Compensation Committee.

•	Each meeting is attended by an in-house attorney who records minutes of the meeting.

•	The Compensation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals. If the equity awards are approved, the grant date is the date of such approval or a date following the day of approval. Employees are notified promptly of the awards granted to them.

•	Annual equity awards made to continuing employees are made in connection with our annual employee reviews as described above.

Nominating & Corporate Governance Committee.  The Board has determined that each member of the Nominating & Corporate Governance Committee is “independent” under the current Nasdaq listing standards. The committee held five meetings during 2009.

The Nominating & Corporate Governance Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines, Code of Ethics and Conflicts of Interest Policy and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The committee is also responsible for recommending director nominees for election at each annual meeting of shareholders and for the review and approval of related party transactions.

Additionally, the committee periodically reviews the compensation payable to non-employee directors and administers the selection process for nominees for appointment or election to the Board. The committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time candidates are considered and recommends candidates to be nominated for appointment or election to the Board.

Criteria for Director Nominees and Board Diversity.  The Board believes that it should be composed of directors with diverse, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and wired and wireless communications technologies. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.

When considering a candidate for director, the committee takes into account a number of factors, including the following:

•	Independence from management;

•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

•	Education and professional background;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses as a director, executive or owner;

•	Personal conflicts of interest, if any;

•	The size and composition of our existing Board; and

•	Diversity of skills, backgrounds, experiences, and other qualifications, to meet Broadcom’s ongoing needs.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred. The Board’s consideration of diversity as a criteria for director nominations is primarily focused on evaluating a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, given the then existing composition of the Board as a whole.

Prior to nominating a sitting director for re-election at an annual meeting of shareholders, the committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees. The committee specifically considers each director nominee’s experiences and skills relevant to service on our Board.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the committee has in the past used and may continue to use the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable. The committee may also ask the candidate to meet with other members of the Board and with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.

Shareholder Recommendations for Nominations to the Board of Directors.  The Nominating & Corporate Governance Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than one percent (1%) of the then outstanding shares of common stock of Broadcom and that has beneficially owned those shares for at least one year. The committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to Chair, Nominating & Corporate Governance Committee, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. Prior to making such a recommendation, shareholders are requested to contact the Chair of the Nominating & Corporate Governance Committee to obtain a list of backgrounds that the committee would consider for potential director nominees, given the Board’s then current composition. A shareholder recommendation must contain the following information:

•	Documentation supporting that the writer is a shareholder of Broadcom and has been a beneficial owner of shares representing more than one percent (1%) of our then outstanding shares of common stock for at least one year, and a statement that the writer is recommending a candidate for nomination as a director;

•	A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	The number of shares of our common stock beneficially owned by the candidate;

•	A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Broadcom, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board or jeopardize the independent standing of our independent registered public accounting firm;

•	Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder and the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	A signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Nominating & Corporate Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any shareholder in connection with the election of directors at the Annual Meeting. Any shareholder that desires to recommend a candidate for nomination to the Board to be considered for election at our 2011 Annual Meeting of Shareholders is strongly encouraged to do so no later than December 6, 2010 the date that annual meeting proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Information about the Annual Meeting and Voting.”

Special Litigation Committee.  The Special Litigation Committee is a temporary committee of the Board, composed entirely of disinterested independent directors, formed in 2007 to evaluate the claims made in certain shareholder derivative actions, to assess whether the continuation of those actions or pursuit of those claims is in our best interests, and, to the extent the Special Litigation Committee decides that pursuing any of those claims is in our best interests, to make any and all decisions regarding the litigation, settlement, or other disposition of such claims. Ms. Handel and Messrs. Major and Switz serve on the Special Litigation Committee. Ms. Handel serves as Chair. The Special Litigation Committee held 47 meetings in 2009.

As further described under the heading “Proposal One: Election of Directors — Litigation involving Directors, Officers and Affiliates,” in August 2009 the committee approved a stipulation and agreement of partial settlement in the federal derivative action pertaining to past employee stock option grants.

Equity Award Committee.  The Equity Award Committee, which was dissolved in May 2009, was responsible for administering the Discretionary Grant and Stock Issuance Programs under our 1998 Stock Incentive Plan with respect to eligible individuals other than our officers and directors. In 2009 prior to its dissolution, the committee, which was comprised of Mr. McGregor, who served as Chair, and Mr. Major, held four meetings. The committee was dissolved in part because of the Compensation Committee’s policy to no longer grant stock options to employees below the Vice President level. The Compensation Committee now serves as the sole committee empowered to grant equity awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan.

Compensation of Non-Employee Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. We do not provide any perquisites to our non-employee Board members. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Broadcom as well as the experience level we require to serve on the Board. The Board, through its Nominating & Corporate Governance Committee, annually reviews the compensation arrangements and compensation policies for non-employee Board members. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Nominating & Corporate Governance Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

Each non-employee director receives an annual cash retainer fee of $75,000. The Chair of the Audit Committee receives an additional $25,000 annual cash retainer fee, and the Chairs of the Compensation and Nominating & Corporate Governance Committees and the Chairman of the Board each receives an additional $10,000 annual cash retainer fee. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

In February 2008 the Board approved a cash compensation arrangement for the members of its Special Litigation Committee. Each Committee member receives $15,000 in cash compensation per quarter, and the Chair of the Committee, currently Ms. Handel, receives an additional $5,000 in cash compensation per quarter. The compensation arrangement was approved in recognition of the substantial amount of time each individual is dedicating to activities of the committee.

There are no cash fees payable for attendance at Board or committee meetings.

In January 2010 following the Nominating & Corporate Governance Committee’s annual review of our director compensation programs, and in consultation with Radford, the Board approved the following cash compensation adjustments to be effective May 20, 2010: (i) the Chairman of the Board’s supplemental annual retainer will be increased from $10,000 to $20,000; and (ii) the Chair of the Compensation Committee’s supplemental annual retainer will be increased from $10,000 to $15,000. These changes were recommended by Radford following a peer company market analysis and consideration of the workload for these positions.

Equity Compensation

Under the Director Automatic Grant Program of our 1998 Stock Incentive Plan, since June 2008 each new and continuing non-employee director automatically receives RSUs that cover shares of our Class A common stock in accordance with the following specified parameters:

•	Annual Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the closing price per share of our Class A common stock on such date. There is no limit on the number of such annual RSUs any one non-employee director may receive over his or her period of Board service.

•	Initial Grant. Each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting of shareholders will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the closing price per share of our Class A common stock on such date. Each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a RSU award covering that number of shares of our Class A common stock determined first by multiplying the $300,000 annual dollar amount by a fraction, the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that pro-rated dollar amount by the closing price per share of our Class A common stock on such commencement date.

Each RSU award vests in a series of one or more successive equal quarterly installments over the period measured from the date the award is made and ending no later than the next succeeding 5th day of May. The quarterly vesting dates occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional RSUs following his or her cessation of Board service, unless such cessation of Board service should occur by reason of his or her death or disability, in which case all outstanding unvested RSUs will immediately vest. The RSUs will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities laws. However, the Compensation Committee may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements in effect under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, the issuance of the underlying shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

Compensation of Employee Directors

Mr. McGregor was compensated as a full-time employee and did not receive any additional compensation for his service as a Board member during 2009. Information regarding the compensation awarded to Mr. McGregor is included in the Summary Compensation Table in this proxy statement.

Non-Employee Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2009:

	Fees Earned or	Stock
Director	Paid in Cash(4)	Awards(5)(6)	Total

Joan L. Amble(1)	$44,486	$282,270	$326,756
George L. Farinsky(2)	84,195	300,014	384,209
Nancy H. Handel(2)	170,788	300,014	470,802
Eddy W. Hartenstein	75,000	300,014	375,014
John E. Major	155,000	300,014	455,014
William T. Morrow	75,000	300,014	375,014
Alan E. Ross(3)	27,586	0	27,586
Robert E. Switz	145,000	300,014	445,014

(1)	Ms. Amble commenced service as a director May 28, 2009.

(2)	Mr. Farinsky served as Chair of the Audit Committee until May 14, 2009 when Ms. Handel was elected to fill that role.

(3)	Mr. Ross served as a director through May 13, 2009.

(4)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board and the additional fees payable to members of the Special Litigation Committee, see the disclosure above under “Cash Compensation.”

(5)	The dollar value of RSUs shown represents the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, on the basis of the fair market value of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. Each RSU entitles the director to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. The actual value that a director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded.

On May 14, 2009, the date of the 2009 Annual Meeting of Shareholders, each of the following non-employee directors received an RSU award under the Director Automatic Grant Program covering 14,300 shares of our Class A common stock: Ms. Handel and Messrs. Farinsky, Hartenstein, Major, Morrow and Switz. Ms. Amble, who was appointed to the Board May 28, 2009, received an RSU award under the Director Automatic Grant Program covering 11,219 shares of our Class A common stock. The per share grant date fair value of the RSUs awarded May 14, 2009 was $20.98 and the per share grant date fair value of the RSUs awarded May 28, 2009 was $25.16. For the vesting schedule in effect for such RSUs, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

(6)	In 2007 and prior years our non-employee directors received a combination of stock options and RSU awards. The following table shows, as of December 31, 2009, the total number of shares of our Class A common stock subject to RSUs and option awards (vested and unvested) outstanding for each non-employee director:

	Total RSU Awards	Total Option Awards
Director	Outstanding	Outstanding

Joan L. Amble	5,610	0
George L. Farinsky	7,150	166,250
Nancy H. Handel	13,401	95,000
Eddy W. Hartenstein	7,150	0
John E. Major	7,150	61,250
William T. Morrow	7,150	0
Alan E. Ross	0	20,000
Robert E. Switz	7,150	128,750

Director Share Ownership Policy

In April 2005 the Board established a share ownership policy for members of the Board. The policy was amended in August 2006 to increase the share ownership requirement. Pursuant to the amended policy, directors serving on October 31, 2005 were required to accumulate and continue to hold beneficial ownership of 1,000 shares by December 31 of each year, such that as of December 31, 2009, each such director was required to hold a minimum of 5,000 shares. An individual who first became a director after October 31, 2005 is expected to hold 1,000 shares by the first anniversary of the date of his or her first appointment or election as a director, as applicable. The required level of ownership will increase in 1,000-share annual increments on each of the next four anniversaries of such first appointment/election date so that such individual must own at least 5,000 shares by the fifth anniversary of his or her first appointment/election date. The shares taken into account under this policy are limited to actual outstanding shares of our common stock, and no credit is given for stock options or RSUs. All of our current directors are in compliance with this policy.

In March 2008 the Board approved an amendment to the share ownership policy. Under the revised policy, as of December 31, 2011 directors will be required to own shares of Broadcom stock equal in value to at least four times the annual cash retainer paid to non-employee directors, measured using the closing price of our Class A common stock as of the last trading day of the previous year.(1) The shares taken into account under this policy are limited to actual outstanding shares of our common stock, and no credit is given for stock options or RSUs. A director who joins the Board after December 31, 2011 will have until the end of the second full calendar year following his or her first appointment or election to the Board, as applicable, to become compliant with the policy. Until December 31, 2011, the applicable share ownership policy will be as described in the preceding paragraph.

(1) The annual cash retainer paid to non-employee Board members does not include additional cash retainers paid to the chairs of the Board’s committees, to the Chairman of the Board or to the members of the Special Litigation Committee.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the 2009 Annual Meeting of Shareholders seven nominees were elected by our shareholders to hold office until the next annual meeting of shareholders. Following the meeting, in accordance with the provisions of our Bylaws, the Board increased the fixed number of directors on the Board from seven to eight and elected Joan L. Amble to the Board. Ms. Amble is standing for election by the shareholders at this Annual Meeting for the first time. She was first identified to the committee as a potential candidate by Mr. Hartenstein who believed that Ms. Amble would make a valuable addition to the Board based on her financial and industry experience. She was recommended for appointment to the Board by the Nominating & Corporate Governance Committee.

After more than eight years of service, George L. Farinsky has chosen to retire from the Board and will not be standing for re-election at the Annual Meeting. As a result, the Board has reduced the fixed number of directors on the Board from eight to seven directors effective immediately prior to the commencement of the Annual Meeting. Accordingly, seven directors are to be elected to our Board at the Annual Meeting, to hold office until the next annual meeting of shareholders and/or until their successors are duly elected and qualified, except in the case of their earlier death, resignation or removal. You cannot vote for a greater number of persons than the nominees named (seven). Each of the nominees listed below has been nominated for re-election by our existing Board upon the recommendation of its Nominating & Corporate Governance Committee.

The following table sets forth certain information as of March 22, 2010 concerning the nominees for director:

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Each of the nominees has consented to be named and to serve if elected. Should any nominee become unavailable to serve for any reason, the proxies will be voted by the proxy holders for such other person or persons as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board.

Following is a description of the business experience, qualifications, skills and educational background of each of the nominees for director, including their business experience in which he or she has served during the past five years:

Joan L. Amble has been a director since May 2009. As Executive Vice President and Corporate Comptroller of American Express, a financial services company, which she joined in December 2003, Ms. Amble is responsible for all controllership finance functions across the company, including oversight of all aspects of the company’s global reporting, financial control, SOX, and technical accounting advisory functions. Prior to joining American Express, Ms. Amble spent fourteen years in various financial leadership roles with General Electric Company, most recently serving as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. Prior to that role, Ms. Amble served as vice president and controller for GE Capital Services (1994 — 2003) where she was responsible for technical accounting and the internal control framework and strategy for GE’s financial services businesses. Ms. Amble’s other roles with GE included CFO of GE Commercial Real Estate (1992-1994); Technical Advisor for GE Structured Finance Group (1991-1992); and Technical Advisor for GE HQ (1989-1991). Prior to joining GE, Ms. Amble worked for the Financial Accounting Standards Board from 1984 to 1989, where she specialized in pensions and other financial instruments and was actively involved in developing several Financial Accounting Statements and related publications, including FAS 87 and 88 and supporting Q&A books, and FAS 105. Prior to that, she was employed by Ernst and Young LLP from 1977 to 1984. Ms. Amble received a B.S. in Accounting from The Pennsylvania State University and is a Certified Public Accountant licensed in Minnesota, but is not engaged in public practice.

Ms. Amble is a strong proponent of business integrity. She served as a key contributor to the development of the Smeal College Student Academic Honor Code at Pennsylvania State University, her alma mater. Ms. Amble was named as one of the 25 Women to Watch in Finance by CFO Magazine (2008) and as one of the 100 Most Influential People in Finance by Treasury & Risk Magazine (2007). She is also an avid proponent of helping women develop professionally and advance in the workplace and is a co-founder and Chairwoman of the W.O.M.E.N. In America, Inc. Leadership Program, which launched in fall 2009.

Ms. Amble’s expertise in finance, accounting and debt placements combined with her extensive experience in strategic leadership roles makes her a valuable contributor to our Board of Directors. Her position on the Financial Accounting Standards Advisory Counsel, the technical advisory board to the FASB, allows her to be on the cutting edge of future technical accounting standards. Given her expertise in finance and accounting, Ms. Amble has been determined to be an Audit Committee financial expert by our Board. Ms. Amble also has directorial experience, serving on the board of directors and as Chair of the Audit Committee of SIRIUS XM Radio Inc.

Public Company Directorships During the Past Five Years

•	SIRIUS XM Radio Inc. (satellite radio service company, formerly known as XM Satellite Radio, Inc.) — 2006 to present

Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Ms. Handel played a significant role in managing Applied Materials’ success on a global basis. At Applied Materials, Ms. Handel provided direction on public reporting, major financial transactions, such as acquisitions and divestitures, as well as major financial processes in the company. Ms. Handel set the “tone at the top” for a high integrity management culture and exercised broad responsibility for Sarbanes-Oxley compliance. In 2006, Ms. Handel was named one of the “Best CFOs in America” by Institutional Investor magazine and Applied Materials was named among the “100 Best Corporate Citizens” by Business Ethics magazine. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. She received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

Ms. Handel has more than two decades of financial experience in key leadership roles at Applied Materials, including two years as Chief Financial Officer and four years as Deputy Chief Financial Officer, Corporate

Controller and Principal Accounting Officer. Her financial experience combined with her understanding of the global semiconductor industry, provides Ms. Handel with the knowledge, skills and perspective necessary to lead our Audit Committee and provide important insights to our Board. Ms. Handel’s positions have provided her with a wealth of knowledge in dealing with financial, accounting and compliance matters. Given her expertise in finance and accounting, Mr. Handel has been determined to be an Audit Committee financial expert by our Board. Her work experience, education and training help her understand the complexities of operating a public company. Ms. Handel also brings directorial and governance experience to the Board having served on the board of directors of the Trizetto Group.

Public Company Directorships During the Past Five Years

•	Trizetto Group (healthcare technology solutions provider) — April 2007 to August 2008

Eddy W. Hartenstein has been a director since June 2008. Mr. Hartenstein has been Publisher and Chief Executive Officer of the Los Angeles Times, which is owned by the Tribune Company, since August 2008. In December 2008 the Tribune Company filed for Chapter 11 bankruptcy protection. From December 2005 through May 2008, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a special purpose acquisition company, formed to acquire operating businesses in the media, entertainment or telecommunications industries, which dissolved and distributed assets to its investors in May 2008. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Under Mr. Hartenstein’s leadership DIRECTV became one of the largest multi-channel television providers growing from zero to more than 13.5 million customers in ten years. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartensein is a Member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, received an Emmy® Award for lifetime achievement from the National Academy of Television Arts and Sciences in 2007, and was inducted into the Consumer Electronics Hall of Fame in 2008. Mr. Hartenstein received B.S. degrees in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology.

Mr. Hartenstein’s leadership and passion in forming the direct broadcast satellite business has provided him with a unique understanding of new market creation. Mr. Hartenstein’s business acumen and drive for innovation, as evidenced by his tenure at DIRECTV, combined with his knowledge of the consumer marketplace, make him a valuable contributor to our Board. Serving as Publisher and Chief Executive Officer of the Los Angeles Times and having served as Chairman and Chief Executive Officer of DIRECTV, Inc., Mr. Hartenstein offers a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies. Mr. Hartenstein’s engineering and science background also provides important insights to our Board and an understanding of Broadcom’s operations. Mr. Hartenstein also brings considerable directorial and governance experience to the Board currently serving on the boards of directors of SanDisk Corporation and SIRIUS XM Radio Inc., where he serves as Chairman of the Board. Previously, he served as Vice Chairman and Chairman of the board of directors of The DIRECTV Group, Inc.

Public Company Directorships During the Past Five Years

•	SanDisk Corporation (supplier of flash memory devices) — November 2005 to present

•	SIRIUS XM Radio Inc. (satellite radio service company, formerly known as XM Satellite Radio, Inc.) — April 2005 to present

John E. Major has been a director since January 2003.  In May 2008 Mr. Major was elected Chairman of the Board. In January 2003 he founded MTSG, a strategic consulting and investment company of which he serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Previously Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation that developed a unique solution to allow all Internet-enabled devices, including cell phones, to access critical corporate information such as email, contacts and calendar entries in a convenient and secure manner. Prior to joining Wireless Knowledge, Mr. Major served as corporate executive vice president of Qualcomm and president of its Wireless Infrastructure Division where he managed the high growth rate and global expansion of the company’s infrastructure business. Under his leadership, the division achieved a leading position in open interface, wireless systems and developed a new line of extremely compact base stations. Prior to that, for approximately 18 years, he held various executive and leadership positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer, where he directed a broad range of research initiatives and led Motorola’s efforts to develop world-class excellence in software. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University. Mr. Major holds ten U.S. patents.

Mr. Major participates in several industry, research and educational organizations, including the Board of Governors’ Executive Committees of the Telecommunications Industry Association (TIA) and the Electronic Industries Association (EIA). He is a past chairman of both organizations. He serves on the University of California President’s Board on Science and Innovation, the Dean’s Advisory Committee of the University of Rocheseter Hajim School of Engineering and Applied Science and as Chairman of the University of Illinois at Chicago-Engineering School Advisory Board. Mr. Major also serves as Chairman of the Board of CommNexus, a nonprofit telecom industry group.

Mr. Major’s distinguished career and successes in a range of areas, including his senior management leadership at both large and startup technology companies, as well as his drive for innovation, as evidenced by his achievements at Wireless Knowledge, Qualcomm and Motorola, make Mr. Major a valuable contributor to our Board of Directors. Mr. Major also brings considerable directorial, financial and governance experience to the Board, currently serving on the boards of directors and several board committees of Lennox International, Inc., Littelfuse Inc. and ORBCOMM Inc.

Public Company Directorships During the Past Five Years

•	Lennox International, Inc. (provider of climate control solutions) — April 1993 to present

•	Littelfuse Inc. (provider of circuit protection solutions) — December 1991 to present

•	ORBCOMM Inc. (global satellite data communications company) — April 2007 to present

•	Verilink Corporation (a manufacturer of microwave communications products) — June 1996 to January 2007

Scott A. McGregor has served as our President and Chief Executive Officer and as a director since January 2005. In this role, Mr. McGregor is responsible for guiding the strategic direction of the company, business development and day-to-day operations. He also serves as a director and officer of certain Broadcom subsidiaries. Under Mr. McGregor’s leadership as CEO, Broadcom has experienced tremendous growth, successfully ventured into new markets, transitioned to smaller geometry process technologies, and improved its corporate image through increased financial management, increased transparency and decreased dilution related to equity programs. During Mr. McGregor’s tenure as CEO, Broadcom has grown its revenues from $2.40 billion in 2004 to $4.49 billion in 2009, its staff from approximately 3,370 to approximately 7,400, its geographic footprint from 13 countries to 21 and its patent portfolio from approximately 4,840 U.S. and foreign patents and applications in 2004 to approximately 13,150 by the end of 2009.

Mr. McGregor joined Broadcom in January 2005 after serving since September 2001 as President and CEO of the Philips Semiconductors division of the Netherlands-based Royal Philips Electronics. At Philips Mr. McGregor oversaw one of the world’s largest semiconductor suppliers, with 34,000 employees in over 50 countries and nearly US$6 billion in sales in 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Business unit, focusing on fast growing markets for smart cards, RFID, networking, digital media processing and computing, and leading the group to profitability and nearly US$1 billion in sales. Before joining Philips, from 1990 to 1998 Mr. McGregor served in various senior management positions, most recently as Senior Vice President and General Manager, at Santa Cruz Operation Inc. (SCO), a provider of network computing solutions. From 1985 to 1990 he served in senior positions at Digital Equipment Corporation (now part of HP) where he led the UNIX workstation software group and was one of the architects of the X Window System. Prior to joining Digital Equipment Corporation, he worked at Microsoft, where he was the Director of the Interactive Systems Group and the architect and development team leader of the original version of Microsoft® Windows®. Prior to Microsoft, Mr. McGregor spent over six years in various positions at the Xerox Corporation’s Palo Alto Research Center (PARC), where he was involved in designing software for the first personal computers employing graphical user interfaces. Mr. McGregor received a B.A. in Psychology and a M.S. in Computer Science and Computer Engineering from Stanford University.

Mr. McGregor’s knowledge of all aspects of the business, combined with his drive for innovation and excellence, and his leadership in successfully growing Broadcom, position him well to serve as our President and Chief Executive Officer and as a director. Mr. McGregor also brings directorial and governance experience to the Board having served on the board of directors of Progress Software Corporation from 1998-2008.

Public Company Directorships During the Past Five Years

•	Progress Software Corporation (software company) — 1998 to 2008

William T. Morrow has been a director since June 2008.  Mr. Morrow has been Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband networks in the U.S. and internationally since March 2009. From September 2008 to March 2009, Mr. Morrow managed his personal investments. From July 2007 to September 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 2006 to June 2007, he served as its President and Chief Operating Officer. Prior to Pacific Gas and Electric, he served in a number of senior executive positions at international mobile communications group Vodafone Ltd. and Vodafone Group PLC, including Chief Executive Officer of Vodafone, Europe, from May 2006 to July 2006, and President of Vodafone KK in Japan, from April 2005 through April 2006. Mr. Morrow also served in senior executive positions in Europe and Japan for wireless telecommunications carrier Airtouch International, including a Brussels-based assignment as Chief Technology Officer for AirTouch’s Belgacom Mobile-Proximus. Mr. Morrow is a veteran of the U.S. Navy and a graduate of Condie College, where he received an A.S. degree in Electrical Engineering, and National University in San Diego, California, where he received a B.A. degree in Business Administration.

Mr. Morrow has a distinguished and international career as a telecom executive with a diversified background heading up wireline and wireless communications companies in the U.S., Europe and Japan. His more than 25 years of management experience in the telecommunications industry provides Mr. Morrow with a keen understanding of the operations of Broadcom and an in depth knowledge of our industry. Serving as Chief Executive Officer of Clearwire Corporation and having served as President and Chief Executive Officer of Pacific Gas and Electric Company, Mr. Morrow offers a wealth of management experience and business understanding. As Chief Executive Officer of Clearwire Corporation, Mr. Morrow has front-line exposure to many of the issues facing public companies. Mr. Morrow also brings considerable directorial and governance experience to the Board currently serving on the board of directors, Chair of the Nominating & Corporate Governance Committee, and member of the Compensation Committee of Openwave Systems and on the board of directors of Clearwire Corporation.

Public Company Directorships During the Past Five Years

•	Clearwire Corporation (communications company) — November 2009 to present

•	Openwave Systems, Inc. (software applications and infrastructure company) — July 2007 to present

Robert E. Switz has been a director since May 2003.  Mr. Switz has been President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, since August 2003. Mr. Switz has played an instrumental role in transforming ADC in recent years, developing and implementing strategies that have secured the company’s position as one of the leading global providers of fiber connectivity and wireless coverage and capacity solutions for communications service providers. From 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer, Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003 and was appointed Chairman of the Board in June 2008. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Throughout his ADC career, Mr. Switz has held leadership responsibilities for numerous critical functions including strategic planning, business development, corporate technology, marketing communications, sales operations, and information systems. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. At Burr-Brown, he had management responsibilities for five start-up ventures and seven European manufacturing and distribution subsidiaries. He also held responsibility for corporate finance, legal, MIS, accounting, purchasing, physical resources, facilities, investor relations and business development. Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport. Mr. Switz received recognition as a Finalist in American Business Awards for Best Executive in 2004 through 2008 and Best Turnaround Executive in 2005 through 2008. In 1999, he was a recipient of the CFO Excellence award from CFO Magazine.

Mr. Switz’s extensive operations, finance and international experience provide him with a keen understanding of Broadcom’s operations and make him a valuable contributor to our Board of Directors. Serving as President and Chief Executive Officer of ADC Telecommunications, Inc., Mr. Switz offers a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies. Given his expertise in finance and accounting, Mr. Switz has been determined to be an Audit Committee financial expert by our Board. Mr. Switz also brings considerable directorial and governance experience to the Board currently serving on the board of directors of ADC Telecommunications, Inc., and the board of directors and as Chair of the Audit Committee of Micron Technology, Inc.

Public Company Directorships During the Past Five Years

•	ADC Telecommunications, Inc. (supplier of broadband network equipment and software) — August 2003 to present

•	Micron Technology, Inc. (semiconductor company) — February 2006 to present

•	Hickory Tech Corporation (integrated communications provider) — April 1999 — April 2006

Litigation involving Directors, Officers and Affiliates

From March through August 2006 a number of purported Broadcom shareholders filed putative shareholder derivative actions against Broadcom, each of the then members of our Board of Directors, including current members Messrs. Farinsky, Major, McGregor, and Switz and Ms. Handel, Dr. Henry Samueli (our current Chief Technical Officer and former Chairman of the Board), and certain former officers and directors. Four of those cases, Murphy v. McGregor, et al. (Case No. CV06-3252 R (CWx)), Shei v. McGregor, et al. (Case No. SACV06-663 R (CWx)), Ronconi v. Dull, et al. (Case No. SACV 06-771 R (CWx)) and Jin v. Broadcom Corporation, et al. (Case No. 06CV00573) were consolidated in the United States District Court for the Central District of California. In addition, two putative state court shareholder derivative actions, Pirelli Armstrong Tire Corp. Retiree Med. Benefits Trust v. Samueli, et al. (Case No. 06CC0124) and Servais v. Samueli, et al. (Case No. 06CC0142), were separately consolidated. The plaintiffs contended, among other things, that the defendants improperly dated or received certain Broadcom employee stock option grants and that the defendants’ conduct violated United States and

California securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our consolidated financial statements. The plaintiffs sought, among other things, unspecified damages and disgorgement of profits from the alleged conduct to be paid to Broadcom. In August 2009 a Stipulation and Agreement of Partial Settlement (the “Partial Derivative Settlement”) was entered into and resolved all claims in the consolidated federal derivative action against the defendants, other than: Dr. Henry T. Nicholas III (our former President and Chief Executive Officer and former Co-Chairman of the Board), William J. Ruehle (our former Chief Financial Officer) and Dr. Samueli. On December 14, 2009, the District Court entered an order granting final approval of the Partial Derivative Settlement. In January 2010, Dr. Nicholas, Mr. Ruehle, and Dr. Samueli filed notices of appeal of the order in the United States Court of Appeals for the Ninth Circuit.

From August through October 2006 several plaintiffs filed purported shareholder class actions (the “Stock Option Class Actions”) in the United States District Court for the Central District of California against Broadcom and certain of our current or former officers and directors, including Dr. Samueli and Mr. McGregor, entitled Bakshi v. Samueli, et al. (Case No. 06-5036 R (CWx)), Mills v. Samueli, et al. (Case No. SACV 06-9674 DOC R(CWx)), and Minnesota Bakers Union Pension Fund, et al. v. Broadcom Corp., et al. (Case No. SACV 06-970 CJC R (CWx)). The essence of the plaintiffs’ allegations was that Broadcom improperly backdated stock options, resulting in false or misleading disclosures concerning, among other things, Broadcom’s business and financial condition. Plaintiffs also alleged that Broadcom failed to account for and pay taxes on stock options properly, that the individual defendants sold Broadcom stock while in possession of material nonpublic information, and that the defendants’ conduct caused artificial inflation in Broadcom’s stock price and damages to the putative plaintiff class. The lead plaintiff filed an amended consolidated class action complaint in late April 2008, naming additional defendants, including Dr. Nicholas, Werner F. Wolfen and Alan E. Ross, each a former member of the Board; and Mr. Farinsky, a current member of our Board, and Ernst & Young LLP (our former independent registered public accounting firm), and removing Mr. McGregor and Bruce Kiddoo (our former Corporate Controller) as defendants. In February 2009 Ernst & Young LLP, Dr. Nicholas and Mr. Farinsky were dismissed from the case. In December 2009 we agreed in principle to settle the Stock Option Class Actions. Under the proposed settlement, the claims against Broadcom and our current and former officers and directors will be dismissed with prejudice and released in exchange for a $160.5 million cash payment by Broadcom. The proposed settlement remains subject to the satisfaction of various conditions, including negotiation and execution of a final stipulation of settlement and court approval. If these conditions are satisfied, the proposed settlement will resolve all claims in the Stock Option Class Actions against Broadcom and the individual defendants.

In May 2008 the SEC filed a complaint in the United States District Court for the Central District of California (Case No. SACV08-539 CJC (RNBx)) against Dr. Samueli and three other former executive officers of Broadcom, relating to the SEC’s investigation of the company’s historical stock option granting practices. The SEC’s civil complaint alleged that Dr. Samueli, along with the other defendants, violated the anti-fraud provisions of the federal securities laws, falsified books and records, and caused the company to report false financial results. The SEC’s complaint sought, in part, to: (i) enjoin the defendants from future violations of the securities laws; (ii) require the defendants to disgorge any ill-gotten gains and pay prejudgment interest; (iii) require the defendants to pay civil monetary penalties; and (iv) bar the defendants from serving as officers or directors of a public company. On December 15, 2009, the District Court dismissed the SEC’s complaint without prejudice as to all defendants. After the SEC complaint was dismissed, Dr. Samueli was re-elected Chief Technical Officer. On February 4, 2010, the SEC filed a “Notice Of Intent Not To Proceed Further In This Action.”

In June 2008 Dr. Nicholas and Mr. Ruehle were named in an indictment relating to alleged stock option backdating. Also, in June 2008 Dr. Samueli pled guilty to making a materially false statement to the SEC in connection with its investigation of alleged stock options backdating at the company. In September 2008 the United States District Court for the Central District of California rejected Dr. Samueli’s plea agreement. Dr. Samueli appealed the ruling in the United States Court of Appeals for the Ninth Circuit, but that court rejected his appeal. On December 7, 2009, the District Court granted Dr. Samueli use immunity so that he could testify in Mr. Ruehle’s trial. On December 8, 2009, at the conclusion of Dr. Samueli’s testimony, the District Court set aside Dr. Samueli’s guilty plea and dismissed the information against him. Mr. Ruehle’s trial began in October 2009 and concluded December 15, 2009. After both sides rested, the District Court dismissed the indictment against Mr. Ruehle on the grounds of prosecutorial misconduct and insufficient evidence of criminal intent. The District Court simultaneously dismissed the option charges against Dr. Nicholas, which were scheduled to be tried in February 2010. The U.S. Attorney’s office has filed notices of appeal as to both Dr. Nicholas and Dr. Samueli, but has also represented to the District Court that no final decision had been reached as to whether those appeals will be pursued. Any further action by the SEC, the U.S. Attorney’s Office or another governmental agency could result in additional civil or criminal sanctions and/or fines against us and/or certain of our current or former officers, directors and/or employees.

For further information regarding the foregoing litigation and related requests for information from the SEC and the USAO, see Note 11 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2009, referred to in this proxy statement as our 2009 Form 10-K.

We have indemnification agreements with each of our present and former directors and officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, arising from the securities litigation and the SEC and U.S. Attorney’s Office investigations described above (subject to certain exceptions, including liabilities arising from willful misconduct, from conduct knowingly contrary to the best interests of Broadcom, or conduct that is knowingly fraudulent or deliberately dishonest or results in improper personal benefit). For an additional discussion regarding our indemnification agreements, see “Certain Relationships and Related Transactions” on page 64 of this proxy statement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the seven nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted for such other person(s) as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Votes cast for the election of any nominee who has become unavailable will be disregarded.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, our independent registered public accounting firm during 2009, to serve in the same capacity for the year ending December 31, 2010, and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since March 13, 2008. See “Changes In Independent Registered Public Accounting Firm” below.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010, the appointment will be reconsidered by the Audit Committee, but no assurance can be given that the Audit Committee will change the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Broadcom and our shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of KPMG LLP as provided in this Proposal Two.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firms

The following table presents the aggregate fees billed for the indicated services performed by KPMG LLP for 2009 and 2008.

	2009	2008

Audit Fees	$2,862,000	$2,687,000
Audit-Related Fees	33,000	35,000
Tax Fees	142,000	29,000
All Other Fees	0	0

Total Fees	$3,037,000	$2,751,000

Audit Fees.  Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements for 2009 and 2008, statutory audits required internationally, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for 2009 and 2008, other regulatory filings and certain consultations concerning financial accounting and reporting standards.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such services include employee benefit plan audits.

Tax Fees.  Tax Fees billed by KPMG LLP in 2009 and 2008 consist of fees for professional services for tax compliance assistance, including assistance with the preparation of federal, state and international tax returns, audits and related matters.

All Other Fees.  There were no fees billed by our principal independent registered public accounting firm for other services in 2009 and 2008.

The Audit Committee determined that all non-audit services provided by KPMG LLP were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003 the Audit Committee adopted a policy requiring the pre-approval of all proposed fees for services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chair and, in her absence, to individual members of the Audit Committee, the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All services provided by our independent registered public accounting firm during 2009 were pre-approved in accordance with these policies.

Change in Independent Registered Public Accounting Firm in 2008

As first disclosed in the Proxy Statement respecting our 2008 Annual Meeting of Shareholders and as required by applicable SEC rules, we include the following information regarding the change in our independent registered public accounting firm that took place in 2008.

On March 12, 2008 the Audit Committee approved the engagement of KPMG LLP as our independent registered public accounting firm for 2008. KPMG LLP formally accepted its engagement March 13, 2008. During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, neither Broadcom nor anyone on its behalf consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the selection of KPMG LLP on March 12, 2008, the Audit Committee decided not to renew the engagement of Ernst & Young LLP, or E&Y, who served as our independent registered public accounting firm prior to 2008. The decision to change auditors was the result of a competitive process, conducted as part of our ongoing efforts to enhance our corporate governance practices, that was launched in conjunction with the rotation of the lead E&Y audit partner off our account pursuant to Rule 2-01(c)(6) of Regulation S-X.

The reports of E&Y on our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in 2006 the Audit Committee discussed with E&Y the existence of a material weakness in our internal control over financial reporting, as more fully described in our amended Annual Report on Form 10-K/A for the year ended December 31, 2005, amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006 and Quarterly Reports on Form 10-Q for the three months ended June 30, 2006 and for the three months ended September 30, 2006, each filed with the SEC January 23, 2007. We authorized E&Y to respond fully to the inquiries of KPMG LLP concerning that material weakness. As we disclosed in the above-referenced filings, our management believes that the material weakness was remediated September 19, 2006. E&Y’s audit reports on the effectiveness of our internal control over financial reporting as of December 31, 2006 and December 31, 2007 contained unqualified opinions.

We provided E&Y with a copy of the above disclosures, and requested that E&Y furnish a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of E&Y’s affirmative letter dated March 18, 2008 is attached as Exhibit 16.1 to our current report on Form 8-K filed with the SEC March 18, 2008.

For a description of our pending arbitration proceedings with E&Y, see Note 11 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2009 10-K.

OTHER MATTERS FOR CONSIDERATION AT THE ANNUAL MEETING

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 22, 2010 by (i) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock, (ii) each current director and each nominee for director, (iii) the named executive officers, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

					Percentage
	Shares Beneficially Owned(1)				of Total
	Class A	Class B	Class A		Voting
Beneficial Owner	Common Stock(3)	Common Stock	Percent(2)		Power(1)(2)

2009 Named Executive Officers
Eric K. Brandt	287,296	0		*%		*%
Daniel A. Marotta	424,105	0		*		*
Scott A. McGregor	3,442,442	0		*		*
Robert A. Rango	527,656	0		*		*
Nariman Yousefi(4)	915,827	0		*		*
Non-Employee Directors
Joan L. Amble	11,219	0		*		*
George L. Farinsky(5)	206,822	0		*		*
Nancy H. Handel	155,324	0		*		*
Eddy W. Hartenstein	25,322	0		*		*
John E. Major	83,822	0		*		*
William T. Morrow	25,322	0		*		*
Robert E. Switz	169,322	0		*		*
All current directors and executive officers as a group (17 persons)	6,974,655	0	1.56			*
5% Holders Not Listed Above
Henry Samueli, Ph.D.(6)	1,147,416	28,945,597	6.40		29.10
Nicholas Broadcom Trust(7)	47,973	26,170,868	5.62		26.24
Goldman Sachs Asset Management(8)	22,685,172	0	5.15		2.27
BlackRock, Inc.(9)	25,608,075	0	5.82		2.57

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2)	The percentage of shares beneficially owned is based on 440,359,518 shares of Class A common stock outstanding as of March 22, 2010. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 22, 2010 and shares of common stock subject to RSUs that will vest and be issued within 60 days after March 22, 2010 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On March 22, 2010 there were 55,729,368 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock, and thus represents 10 votes per share.

(3)	Includes (i) Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 22, 2010 and (ii) shares of Class A common stock that will vest and become issuable within 60 days after March 22, 2010 pursuant to RSUs, each as set forth below:

	Shares of Class A
	Common Stock	Shares of Class A
	Issuable Upon the	Common Stock
	Exercise of Stock	Issuable Pursuant
2009 Named Executive Officer	Options	to RSUs

Eric K. Brandt	229,894	14,719
Daniel A. Marotta	376,878	10,938
Scott A. McGregor	3,083,697	31,563
Robert A. Rango	501,896	10,938
Nariman Yousefi	665,364	11,374
Non-Employee Directors
Joan L. Amble	0	2,805
George L. Farinsky	166,250	3,575
Nancy H. Handel	95,000	3,575
Eddy W. Hartenstein	0	3,575
John E. Major	61,250	3,575
William T. Morrow	0	3,575
Robert E. Switz	128,750	3,575
All Current Directors and Executive Officers as a Group	6,068,131	136,368
5% Holder Not Listed Above
Henry Samueli, Ph.D.	1,054,375	11,469

(4)	Includes 23,100 shares of Class B common stock held by Mr. Yousefi as custodian for his children and as to which Mr. Yousefi disclaims beneficial ownership.

(5)	Includes 36,997 shares of Class A common stock held by a revocable living trust as to which shares Mr. Farinsky, as co-trustee of such trust, shares voting and dispositive power.

(6)	Includes the following shares which are deemed indirectly owned by Dr. Samueli: (i) 1,113,473 shares of Class B common stock owned by HS Management, L.P.; (ii) 17,896,867 shares of Class B common stock held by HS Portfolio L.P.; (iii) 1,315,000 shares of Class B common stock held by H&S Portfolio II, L.P.; and (iv) 8,620,257 shares of Class B common stock held by H&S Investments I, L.P.. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole voting and dispositive power over these shares. Also includes 81,572 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine, California 92617-3038. 4,100,000 of the shares held by H&S Investments I, L.P. and 8,000,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans made to those entities.

(7)	Includes the following shares of Class B Common Stock held as of March 22, 2010: (i) 26,168,798 shares of Class B common stock held by the Nicholas Broadcom Trust dated February 7, 2007 and (ii) 2,070 shares of Class B common stock held by Dr. Henry T. Nicholas III as custodian for his children. Information regarding the Class A Common Stock is based on the Schedule 13G filed by Dr. Nicholas, Stacey E. Nicholas, the Nicholas Broadcom Trust, Robert G. Magnuson and James R. Parks on February 12, 2010, in which (i) Dr. Nicholas and Stacey E. Nicholas report they are co-settlors and have shared dispositive and voting power over the shares held by the Nicholas Broadcom Trust and Messrs. Magnuson and Parks report they are co-trustees and have shared dispositive power and Mr. Magnuson reports shared voting power; and (ii) Dr. Nicholas reports sole voting and dispositive power over the shares he holds as custodian for his children. The Schedule 13G also reports 47,973 shares of Class A common stock held by the Nicholas Family Trust as of December 31, 2009, as to which Dr. Nicholas and Stacey E. Nicholas report they are co-trustees and have shared dispositive and voting power over these shares. The principal business address for the filing persons is 15 Enterprise, Suite 550, Aliso Viejo, California 92656.

(8)	The information with respect to the holdings of Goldman Sachs Asset Management is based on the Schedule 13G filed February 12, 2010 by Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC (“Goldman Sachs Asset Management”). Based on the Schedule 13G, 22,685,172 shares of Class A common stock are beneficially owned by clients of Goldman Sachs Asset Management, of which Goldman Sachs Asset Management has shared dispositive power over 22,685,172 shares, sole power to vote or direct the vote of none of such shares and shared power to vote or direct the vote of 18,481,028 shares. The address for Goldman Sachs is 32 Old Slip, New York, New York 10005.

(9)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G filed January 29, 2010 by BlackRock, as the parent holding company or control person. BlackRock has the sole power to vote and dispose all of such shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and persons who beneficially own more than ten percent (10%) of our outstanding Class A common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Class A common stock and other derivative Broadcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2009 in the common stock and their common stock holdings, and (ii) the written representations received from such persons that no annual Form 5 reports were required to be filed by them for 2009, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than ten percent (10%) of our common stock except as follows: (a) Neil Y. Kim, our Executive Vice President, Operations and Central Engineering, inadvertently failed to timely report two RSU awards, each covering 62 shares, granted August 5, 2009, respectively, due to administrative errors but subsequently reported each RSU award on a Form 4 in January 2010; and (b) Robert L. Tirva, our Senior Vice President, Controller and Principal Accounting Officer, inadvertently failed to timely report an RSU award covering 4,000 shares granted November 5, 2009, due to an administrative error but subsequently reported the RSU award on a Form 4 in January 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, Footnote 6 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of December 31, 2009, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

		A		B		C
						Number of Shares of
						Common Stock
		Number of Shares of				Remaining Available
		Common Stock to be				for Future Issuance
		Issued upon Exercise		Weighted-Average		under Equity
		of Outstanding		Exercise Price of		Compensation Plans
	Class of	Options, Warrants		Outstanding Options,		(Excluding Securities
Plan Category	Common Stock	and Rights		Warrants and Rights		Reflected in Column A)

Equity Compensation Plans Approved by Shareholders:
1998 Stock Incentive Plan, as amended and restated	Class A	141,054,246	(1)	$25.8771	(2)	76,003,044	(3)
	Class B	0		0		0
1998 Employee Stock Purchase Plan, as amended and restated(4)	Class A	0		0		11,087,370	(3)
Equity Compensation Plans Not Approved by Shareholders(5)	Class A	36,477		$10.9218		0
Total(6)	Class A	141,090,723		$25.8722	(2)	87,090,414	(3)
Total(6)	Class B	0		0		0

(1)	Includes 28,692,927 shares of our Class A common stock subject to RSUs that entitle each holder to one share of Class A common stock for each such unit that vests over the holder’s period of continued service.

(2)	Calculated without taking into account the 28,692,927 shares of Class A common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)	Both the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan, as amended and restated, referred to as the 1998 ESPP, contain annual automatic share renewal provisions. Accordingly, the number of shares of Class A common stock reserved for issuance under the 1998 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 4.5% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares. The share reserve for the 1998 ESPP will automatically increase on the first trading day of January each calendar year by an amount equal to 1.25% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares.

(4)	Our 2007 International Employee Stock Purchase Plan, as amended and restated, referred to as the 2007 IESPP, is the international component of our 1998 ESPP for our foreign employees, and draws its shares solely from the reserve of Class A common stock approved under the 1998 ESPP. Because of this common share reserve, which has been approved by our shareholders, we consider our 2007 IESPP to be a shareholder-approved plan even though the plan itself has not been approved by our shareholders.

(5)	Consists solely of the 1999 Special Stock Option Plan, as described below. Options under the 1999 Special Stock Option Plan cannot be granted to directors or executive officers. By resolution adopted February 23, 2005, the Board decided not to grant any additional stock options under the 1999 Special Stock Option Plan.

(6)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of December 31, 2009, 1,007,821 shares of Class A common stock were issuable upon exercise of outstanding options, and no shares of Class B common stock were available for future equity awards under those assumed plans. The weighted average exercise price of the outstanding options to acquire shares of Class A common stock under the assumed plans is $7.2162 per share.

The 1999 Special Stock Option Plan

The 1999 Special Stock Option Plan was implemented by the Board in October 1999. The 1999 Special Stock Option Plan is a non-shareholder approved plan under which options have been granted to employees of the company (or any parent or subsidiary) who were neither Broadcom executive officers nor directors at the time of grant. The Board originally authorized 1,500,000 shares of Class A common stock for issuance under the 1999 Special Stock Option Plan.

In February 2005 the Board adopted a resolution to reduce the share reserve under the 1999 Special Stock Option Plan to the number of shares needed to cover the then currently outstanding options under that plan. Accordingly, no additional stock option grants are to be made under the 1999 Special Stock Option Plan, and to the extent any of the currently outstanding options under the plan terminate or expire unexercised, the shares of Class A common stock subject to those options will not be available for reissuance under the 1999 Special Stock Option Plan. The plan administrator is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Special Stock Option Plan as it may deem appropriate from time to time, and such revisions or modifications will not be deemed to constitute the termination or expiration of those options and the grant of new options for purposes of the foregoing prohibition against future option grants under the 1999 Special Stock Option Plan.

Existing option grants under the 1999 Special Stock Option Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No option granted under the 1999 Special Stock Option Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (or any parent or subsidiary). Each granted option vests in one or more installments over the optionee’s period of service. However, the options will vest on an accelerated basis in the event Broadcom is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the 1999 Special Stock Option Plan were granted as non-statutory stock options under the federal tax laws.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers and Key Employees

The following table sets forth certain information regarding our executive officers and key employees.

Name	Age	Positions with Broadcom

Executive Officers
Scott A. Bibaud	47	Executive Vice President & General Manager, Mobile Platforms Group
Eric K. Brandt	47	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Arthur Chong	56	Executive Vice President, General Counsel and Secretary
Neil Y. Kim	51	Executive Vice President, Operations and Central Engineering
Thomas F. Lagatta	52	Executive Vice President, Worldwide Sales
Daniel A. Marotta	49	Executive Vice President & General Manager, Broadband Communications Group
Scott A. McGregor	53	President, Chief Executive Officer and Director (Principal Executive Officer)
Rajiv Ramaswami	44	Executive Vice President & General Manager, Enterprise Networking Group
Robert A. Rango	52	Executive Vice President & General Manager, Wireless Connectivity Group
Robert L. Tirva	43	Senior Vice President, Corporate Controller and Principal Accounting Officer
Key Employees
Henry Samueli, Ph.D.	55	Chief Technical Officer
Terri L. Timberman	52	Executive Vice President, Human Resources
Kenneth E. Venner	47	Executive Vice President, Corporate Services and Chief Information Officer

Following is a brief description of the business experience and educational background of each of our executive officers, and our key employees, including the capacities in which each has served during the past five years. The description for Mr. McGregor appears earlier in this proxy statement under the section entitled “Proposal One: Election of Directors.” Nariman Yousefi served in an executive officer position during 2009 through January 31, 2010 as our Senior Vice President & General Manager, Enterprise Networking Group. Effective February 1, 2010 Mr. Yousefi serves as Senior Vice President, Infrastructure Technologies, a non executive officer position.

Executive Officers

Scott A. Bibaud joined Broadcom through our acquisition of Innovent Systems, Inc. in July 2000, and most recently served as Vice President & General Manager, Wireless Personal Area Networking Business Unit, in charge of Bluetooth® and certain other wireless products. Mr. Bibaud became Senior Vice President & General Manager, Mobile Platforms Group in April 2008 and Executive Vice President & General Manager, Mobile Platforms Group in February 2010. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, he served as Vice President of Marketing for Innovent Systems and previously held various management positions at Rockwell Semiconductor Systems and Conexant Systems, Inc., and engineering positions at Raytheon Corporation. Mr. Bibaud received a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A from Harvard Business School.

Eric K. Brandt joined Broadcom as Senior Vice President and Chief Financial Officer in March 2007. He became Executive Vice President and Chief Financial Officer in February 2010. He also serves as a director and officer of certain Broadcom subsidiaries. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President — Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a publicly held dental products company. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Arthur Chong joined Broadcom as Senior Vice President, General Counsel and Secretary in October 2008. He became Executive Vice President, General Counsel and Secretary in February 2010. From November 2005 until October 2008 Mr. Chong served as Executive Vice President and Chief Legal Officer of Safeco Corporation, a property and casualty insurance company that was acquired by Liberty Mutual Group in September 2008. Previously, Mr. Chong spent over 20 years at McKesson Corporation, a healthcare services and information technology company, most recently serving as Deputy General Counsel from 1999 to October 2005. Mr. Chong received a B.A from the University of California, Berkeley and a J.D. from Harvard Law School.

Neil Y. Kim joined Broadcom as Director of Engineering in January 2000 and became Vice President of Central Engineering in October 2001. He became Senior Vice President, Central Engineering in April 2005, Senior Vice President, Operations and Central Engineering in May 2009 and Executive Vice President, Operations and Central Engineering in February 2010. Prior to joining us, from 1993 to 2000 Mr. Kim held a series of progressively senior technical and management positions at Western Digital Corporation, a data storage manufacturer, where his last position was Vice President of Engineering. Mr. Kim received a B.S.E.E. from the University of California, Berkeley.

Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta became Group Vice President, Enterprise Computing Group, and Senior Vice President & General Manager, Enterprise Computing Group in April 2005. In June 2006 he became Senior Vice President, Worldwide Sales and in February 2010 he became Executive Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002, Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. He is also a director at Netlist, Inc., a publicly held provider of memory subsystems for the server, high performance computing and communications markets. Mr. Lagatta received a B.S.E.E. from The Ohio State University and an M.S.E.E. from the University of Southern California.

Daniel A. Marotta joined Broadcom in October 2002 and became Vice President & General Manager of the Broadband Communications Business Unit in January 2003. In September 2003 Mr. Marotta became Group Vice President, Broadband Communications Group, in April 2005 he became Senior Vice President & General Manager, Broadband Communications Group and in February 2010 he became Executive Vice President & General Manager, Broadband Communications Group. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from March 1999 to April 2002 Mr. Marotta served in various senior management positions in the Digital Information Division at Conexant Systems, Inc., a semiconductor manufacturer, the most recent of which was Senior Vice President and General Manager. In May 2002 Mr. Marotta was promoted to Chief Operating Officer of the Broadband Communications Segment at Conexant, where he served until October 2002. Prior to joining Conexant, from 1996 to 1999 Mr. Marotta served as Director of Engineering at Brooktree Corporation, a semiconductor manufacturer, and later as Vice President of Engineering at Rockwell Semiconductor Systems, a semiconductor manufacturer, after Rockwell Semiconductor acquired Brooktree in 1996. Mr. Marotta received a B.S.E.E. from the State University of New York at Buffalo.

Rajiv Ramaswami joined Broadcom in February 2010 as Executive Vice President, Enterprise Networking Group. From October 2009 through January 2010, he served as Vice President and General Manager of the Cloud Services and Switching Technology Group of Cisco Systems, Inc. Previously, from September 2002 to October 2009, he served as Vice President and General Manager for a variety of Cisco’s Business Units in Optical, Switching, and Storage Networking. Prior to joining Cisco, Mr. Ramaswami held various technical and leadership positions at Xros, Tellabs, Inc., and IBM’s T.J. Watson Research Center. Mr. Ramaswami holds M.S. and Ph.D. degrees in Electrical Engineering from the University of California, Berkeley, and a B. Tech. degree from the Indian Institute of Technology in Madras.

Robert A. Rango joined Broadcom in March 2002 and became Vice President & General Manager of the Network Infrastructure Business Unit in October 2002. In September 2003 Mr. Rango became Group Vice President, Mobile & Wireless Group. He became Senior Vice President & General Manager, Mobile & Wireless Group in April 2005, Senior Vice President & General Manager, Wireless Connectivity Group in January 2006, and Executive Vice President & General Manager, Wireless Connectivity Group in February 2010. He also serves as a director and officer of certain Broadcom subsidiaries. From 1995 to 2002 Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a semiconductor manufacturer, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions. Previously, Mr. Rango held various positions with AT&T Bell Laboratories for over ten years. Mr. Rango received a B.S.E.E. from the State University of New York at Stony Brook and an M.S.E.E. from Cornell University.

Robert L. Tirva joined Broadcom in October 2000 as Controller for various lines of business. He was appointed Director of Finance, Broadband Communications Group, in October 2003 and was promoted to Senior Director of Finance, Broadband Communications Group, in May 2005. Most recently he served as Vice President, Finance, responsible for corporate financial planning and analysis and business processes. In June 2008 he became Vice President and Corporate Controller and was designated Principal Accounting Officer. In February 2010 he became Senior Vice President, Corporate Controller and Principal Accounting Officer. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Tirva served in various financial positions in the Global Services and Global Financing divisions of the International Business Machines Corporation for approximately 7 years. He received a B.B.A. in Accounting from the University of Notre Dame and a M.B.A from the Yale School of Management. Mr. Tirva is a certified public accountant licensed in Illinois, but is not engaged in public practice.

Key Employees

Henry Samueli, Ph.D. is our co-founder and since December 2009 has served as Chief Technical Officer. He served as a technology advisor to Broadcom from May 2008 through December 2009. Dr. Samueli previously served as a director and as Chief Technical Officer from Broadcom’s inception in 1991 through May 2008, as Chairman of our Board of Directors from May 2003 through May 2008, and as Co-Chairman of the Board from inception until May 2003. He served as Vice President of Research & Development from our inception until March 2003. Since 1985 Dr. Samueli has been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he has supervised advanced research programs in broadband communications circuits. Dr. Samueli has been on a leave of absence from UCLA since 1995. Dr. Samueli is also a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine. Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies, Inc., a telecommunications equipment manufacturer, and he consulted for PairGain from 1988 to 1994. From 1980 until 1985 Dr. Samueli was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. Dr. Samueli is a named inventor in 59 U.S. patents. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering.

Terri L. Timberman joined Broadcom as Senior Vice President, Human Resources in March 2009 and became Executive Vice President, Human Resources in February 2010. From May 2007 until November 2008, Ms. Timberman served as Vice President, Human Resources of Planar Systems, Inc., a provider of specialty display solutions. Prior to Planar, from September 2002 through April, 2007 Ms. Timberman served as Senior Vice President, Human Resources at AMI Semiconductor, Inc. Previously she also served as Vice President of Human Resources and Administration for RadiSys Corporation and Chief Administrative Officer for Merix Corporation. Ms. Timberman received a B.A. in Organizational Communications from Marylhurst University.

Kenneth E. Venner joined Broadcom as Chief Information Officer in August 2000. In February 2002 he became a Vice President. He became Senior Vice President & Chief Information Officer in April 2005 and Senior Vice President, Corporate Services and Chief Information Officer in January 2008 and Executive Vice President, Corporate Services and Chief Information Officer in February 2010. Previously, Mr. Venner was Vice President of Product Management and Chief Information Officer of Rockwell Electronic Commerce from 1997 to August 2000. Prior to that, Mr. Venner held a number of information sciences/information technology management positions for over 11 years at Lucent Technologies/AT&T Bell Laboratories. Mr. Venner received a B.E. from the Stevens Institute of Technology, an M.E. from Carnegie Mellon University and an M.B.A. from New Hampshire College.

Compensation Discussion and Analysis

I.	Introduction and Overview

The discussion and analysis of our executive compensation structure will begin with an executive summary, which includes a discussion of our philosophy, objectives and compensation elements, and then will address in more detail the governance procedures in effect for our executive officer compensation program and our compensation decisions for 2009 and the first quarter of 2010.

Our discussion will focus on the compensation structure in effect for the following executive officers(*) (who will be referred to as our NEOs):

Name	Current Position

Scott A. McGregor	President and Chief Executive Officer
Eric K. Brandt	Executive Vice President and Chief Financial Officer
Daniel A. Marotta	Executive Vice President & General Manager, Broadband Communications Group
Robert A. Rango	Executive Vice President & General Manager, Wireless Connectivity Group
Nariman Yousefi(*)	Senior Vice President, Infrastructure Technologies

*	Mr. Yousefi served as Senior Vice President & General Manager, Enterprise Networking Group, an executive officer position, during 2009 and until February 1, 2010. Effective February 1, 2010, Mr. Yousefi transitioned to a new role as Senior Vice President, Infrastructure Technologies, a non-executive officer position.

The Compensation Committee of our Board, referred to as the Committee, administers our executive officer compensation programs. Each member of the Committee is “independent” under the current Nasdaq listing standards, is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and a non-employee director within the meaning of Section 16 of the Exchange Act.

II.	Executive Summary

Our executive officer compensation program is intended to achieve the following objectives:

•	attract, retain, motivate and reward highly talented, entrepreneurial and creative executive officers responsible for our success;

•	provide total compensation to each executive officer that is internally equitable, competitive with peer companies, and driven by individual, team and corporate performance;

•	offer compensation levels that are reflective of our financial performance and provide the opportunity and motivation to earn above-targeted total compensation for exceptional business performance; and

•	align and strengthen the mutuality of interests between our executive officers and our shareholders.

We are engaged in a very dynamic and competitive industry, and our success depends upon our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. We believe the compensation paid to our executive officers should reflect the value we create for our shareholders. For this reason, the Committee believes that our compensation programs should provide incentives for the attainment of both short-term and long-term strategic objectives and reward those executive officers who make meaningful contributions to the attainment of those objectives. The Committee supports a strong pay-for-performance philosophy within a compensation structure that is fair, competitive and responsible. To achieve these objectives, the Committee has followed an established set of principles and processes in structuring our executive officer compensation programs. Those principles and policies as applied to our 2009 compensation decisions and structure are summarized as follows:

1.	Our NEO compensation consists of three primary elements: (i) base salary, (ii) annual cash incentive awards from a bonus pool tied to our attainment of pre-established corporate objectives and the Committee’s assessment of individual and corporate performance and (iii) long-term stock-based incentive awards in the form of stock options and restricted stock units, or RSUs. To ensure that our officers’

interests are aligned with shareholder interests, we have historically relied on equity-based compensation as the predominant feature of total compensation delivered. In recent years the Committee has undertaken efforts to gradually increase cash compensation, thereby creating a more balanced compensation structure, with equity-based compensation still being the predominant element.

2.	We structure a substantial portion of our NEO total compensation in the form of variable compensation (stock-based compensation and, to a lesser extent, performance-based cash incentives). This structure ensures that there is an appropriate balance between our long-term and short-term performance and a positive relationship between our operational performance and shareholder return. For 2009, such variable compensation ranged from 89% to 91% of the target total direct compensation levels for our NEOs. A similar percentage range was in effect for 2008.

3.	We target our executive officer compensation opportunities relative to our peer group at the 75th percentile for total targeted direct compensation (total targeted cash compensation plus annual equity award value) and have a long term goal to target base salary and total cash compensation (base salary plus annual target bonus) at the 50th percentile. We continue to transition our cash compensation towards this market target. Our compensation programs, however, are flexible enough to allow the Committee to provide compensation above or below the targeted percentiles in cases of exceptional company or individual performance or as circumstances warrant.

4.	Equity compensation was utilized in 2009 to ensure that target total NEO compensation approximated the 75th percentile of our peer group. As a result of the lower price of our common stock in 2009 (at the time annual equity awards were determined) as compared to 2008 and the increase in total compensation levels at peer companies, the equity awards made to our NEOs in 2009 reflected a comparably larger number of shares that were needed to deliver the target total compensation values. The equity awards were comprised of stock options and RSUs, with an options-to-RSU ratio of 2.5-to-1, as in the previous year.

5.	The Committee has historically provided total cash compensation for our NEOs substantially below the 50th percentile of our peer group. The comparative market data reviewed by the Committee in early 2009 indicated that the average total cash compensation for our NEOs for 2008 was at only 48% of the 50th percentile of the weighted average peer group. For 2009 the Committee increased the target bonus for Mr. McGregor from 55% to 100% of base salary and the target bonus of the other NEOs from 50% to 75% of base salary in support of its goals to transition NEO total cash compensation towards the 50th percentile of our peer group, to provide more variable performance based compensation and to provide greater balance between equity and cash compensation.

6.	Our targeted performance objectives for 2009 under our cash incentive plan were aligned with our stated goals of (i) strengthening our business in the face of an economic downturn by gaining market share and (ii) maintaining tight fiscal management focused on protecting generation of cash flow from operations. The specific financial objectives under our 2009 cash incentive plan were equally weighted at 40% funding of the bonus pool, and were tied to (i) our revenue growth from 2008 to 2009 relative to the revenue growth for such period for select segments of the semiconductor industry and (ii) our achievement of cash flow from operations, ranging from targeted performance in the range of $300 million to $500 million, to maximum performance of $780 million. Our 2009 cash incentive plan also provides for funding of the bonus pool, weighted at 20%, at the discretion of the Committee aligned with a series of metrics provided by Mr. McGregor at the beginning of the year.

Our performance in 2009 for both financial metrics was above our pre-established targeted levels. Our revenue (with adjustments that are described below) for 2009 declined by only 4.7%, compared to the 11.2% decline for the industry segment (based on 11 months annualized data from World Semiconductor Trade Statistics as described below), resulting in 190% performance against target. Our cash flow from operations for 2009 (with adjustments that are described below) was $955.9 million, which was substantially above our maximum goal of $780 million. Our 2009 performance based on these two financial metrics, together with the discretionary component of our 2009 bonus program based on the Committee’s assessment of corporate and individual performance, resulted in achievement of 182% of target performance and actual bonus awards for our NEOs for 2009 that ranged from 150% to 205% of their target bonuses.

7.	The comparative market data reviewed by the Committee in early 2009 indicated that base salaries for our NEOs was in each individual instance below the 25th percentile. Despite this data, the Committee decided not to increase base salaries for our NEOs in early 2009 because of the poor economic conditions on both a national and global scale in the semiconductor industry in the latter half of 2008 and the resulting uncertainty for 2009.

8.	We do not currently offer guaranteed retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we provide our NEOs with the opportunity to accumulate retirement income primarily through appreciation of their equity awards.

9.	In 2008, the Committee undertook an extensive review of our executive severance agreements and modified the severance benefits provided under those agreements to make them more comparable to those offered by our peer companies. The agreements that were finalized in August 2008 provide an increased level of cash severance payments (ranging from 1-times salary plus bonus to 3-times salary plus bonus), full vesting of outstanding equity awards, plus a parachute tax gross-up should the actual severance payments exceed by more than 20% the level of severance benefits that would have otherwise avoided the imposition of the parachute tax. The Committee has determined that any new severance arrangements with NEOs generally will not include tax gross up payments. Consistent with the agreement that was negotiated in connection with the hiring of Mr. McGregor in 2005, his severance benefits are payable should his employment terminate under certain prescribed conditions whether or not in connection with a change in control. The severance benefits for other NEOs are payable only if their employment terminates under certain specified circumstances within 24 months after a change in control event. In July 2009 the Committee made a number of immaterial amendments to the agreements to (i) comply with recent interpretations under Section 162(m) of the Internal Revenue Code; and (ii) address certain ambiguities regarding post-employment coverage under our employee benefit plans.

While the Committee believes that these agreements serve as an important vehicle to attract and retain the caliber of executive talent essential to our success, the Committee does not take the potential severance benefits under these agreements into account when setting total compensation levels for our NEOs for a given year or in determining the appropriate level for each component of their total compensation package.

10.	Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with any significant perquisites, other than those offered to our employees generally, such as participation in our 401(k) Plan and our 1998 Employee Stock Purchase Plan and the provision of healthcare, life and disability insurance.

11.	In April 2005, we adopted share ownership guidelines for the NEOs, which require them to own an increasing number of shares of our common stock measured annually over a 5-year period. By the end of the first year of service, each NEO must own 1,000 shares, and by the end of each of the next 4 years of service, each NEO must own an additional 1,000 shares such that at least 5,000 shares of our common stock are owned at the end of the 5-year measurement period. As of April 1, 2010, all of our NEOs were in compliance with this policy.

12.	When determining 2009 compensation, we compared our executive officer compensation against compensation paid by three groups of comparator companies within the semiconductor industry (i.e., peer group companies). Data from one peer group is weighted 50%, while data from the two other peer groups, whose composition was determined based on annual revenue thresholds, are each weighted 25%. The methodologies employed in 2009 were substantially similar to those employed in 2008.

As part of our compensation review process, Mr. McGregor develops compensation recommendations for each of our NEOs (other than himself) with input from our Human Resources Department. His recommendations are then presented to the Committee for consideration. The Committee works with its own independent consultant in determining whether to approve the recommendations or make adjustments as it deems appropriate. The independent consultant also advises the Committee with respect to the components of the compensation package for Mr. McGregor.

III.  Executive Compensation Program, Process and Implementation

In making compensation decisions for 2009, the Committee engaged in a multifaceted process involving the following steps:

•	first, the Committee reviewed our performance for the year,

•	then, the Committee considered certain other factors, such as internal pay equity, budget constraints, the recommendations of Mr. McGregor, the individual performance of each NEO, and his contributions to overall corporate performance, and

•	finally, the Committee compared the compensation of each NEO to the compensation data for similarly-situated executives in our peer group companies and reviewed the compensation data developed by its independent consultant from proxy statements filed by a number of companies within our peer group.

A. Peer Group Survey Data.  In 2009, the Committee reviewed market data prepared by our Human Resources Department for each element of NEO total compensation. The data were derived from three primary compensation surveys that functioned, in aggregate, as our peer group and were weighted in the manner indicated below. Each of the surveys uses a Black-Scholes methodology for valuing option grants that is consistent with the valuation methodology employed by our Human Resources Department and management in formulating equity award recommendations to the Committee.

On the basis of this market data, our Human Resources Department calculated the dollar level of base salary, total cash compensation (salary plus bonus), and total direct compensation (salary, cash and equity) for each of our executive officer positions at the 25th, 50th, 75th and 90th percentiles. That comparative data was then used by the Committee to assess our NEO compensation levels.

The peer groups and the associated market data for 2009 were derived as follows:

•	2008 Radford Select Survey: 27 companies were individually selected from the overall 2008 Radford survey of executive officer compensation, on the basis of relevant industry and revenue level, and their data were weighted at 50% relative to the other survey sources;

•	2008 Radford Survey of High Technology Companies: Data reflecting all participating companies in the 2008 Radford survey of executive officer compensation within the high technology industry and with greater than $3 billion (an increase from $1 billion in 2008) of annual revenue (94 companies applicable from a total of 716 surveyed companies) were weighted at 25% relative to the other survey sources, and

•	2008 CHiPS Survey: Data reflecting all participating companies in the 2008 CHiPS survey within the high technology industry with annual revenue between $3 billion and $10 billion (37 companies applicable from a total of 172 surveyed companies) were weighted at 25% relative to the other survey sources.

With respect to the 2008 Radford Survey of High Technology Companies and the 2008 CHiPS Survey, the Committee established the revenue cut off points but did not determine the specific companies within the surveys. The Committee increased the annual revenue threshold from $1 billion to $3 billion for the 2008 Radford Survey of High Technology Companies to more closely match the Company’s revenue level. The 27 companies in our 2008 Radford Select Survey were selected by our Human Resources Department, in consultation with Mr. McGregor and approved by the Committee. The selected companies represent those with which we compete for talent, including both executive talent and the rest of our employee base. The number of companies used with respect to each executive officer position may be a subgroup of the surveyed companies in the relevant peer group if not all the companies in the survey reported data as to the particular officer position for which the compensation was to be benchmarked.

The 27 companies comprising the Radford Select Survey used for the 2009 executive compensation analysis were as follows:

Advanced Micro Devices	KLA-Tencor	NVIDIA
Agilent Technologies	LSI Logic	PMC-Sierra
Applied Materials	Marvell	Qlogic
Cisco Systems	Micron	Qualcomm
Conexant Systems	Motorola	Skyworks Solutions
EMC Corp	National Semiconductor	STMicroelectronics
Freescale Semiconductor	NEC Electronics	Sun Microsystems
Google	Nokia — U.S.	Texas Instruments
Intel	Nortel	Yahoo!

The annual revenue of those 27 companies ranged from $449.4 million to $69.9 billion, with market capitalizations from $590.8 million to $216.70 billion. Our market capitalization was in the upper half of the 27 companies, and our net income and revenue were in the second quartile. Our one-year shareholder return was near the median and three-year shareholder return was in the upper half of those 27 companies.1

Twenty-two companies comprised the Radford Select Survey used for the 2008 executive compensation analysis. For 2009, we excluded three of those companies (Agere Systems, Atheros Communications and Network Appliance) as they no longer provided data to the Radford Executive Survey). Eight new companies were added (EMC, Applied Materials, Agilent, Freescale, KLA-Tencor, Micron, NEC and NVIDIA) based on their industry membership and revenue size. At the time compensation decisions were made for 2009, we believed that the revised primary peer group was reflective of the companies that are meaningful competitors for our talent base.

As previously stated, the Committee’s philosophy is to target total direct compensation at the 75th percentile of the market peer group. However, in setting NEO compensation, the Committee does not adhere to any specific formulas tied to market data nor does it rely on such data to determine the specific mix of NEO compensation components. Instead, the Committee uses this data as a guide and a resource for tracking executive compensation trends both within and outside the semiconductor industry. The Committee also recognizes that the comparability of survey data is sometimes limited because our executive officers may have varying responsibilities and job functions that differ from those normally associated with the corresponding positions in the surveys.

B. Independent Compensation Consultant.  The Committee has the authority to retain independent advisors to assist it in the compensation-setting process and receives adequate funding to engage such advisors. From 2008 through the middle of 2009 the Committee continued its engagement of Frederic W. Cook & Co., Inc., or FWC, as its independent advisor. In October 2009, the Committee retained Radford, an Aon Consulting Company, as its independent advisor.

In early 2009, FWC provided the Committee with executive compensation data compiled from proxy statements and other SEC filings of a select group of 14 companies drawn primarily from the 2008 Radford Select Survey. The Committee used that data as an additional reference point for validating both the market data provided in the Radford/CHiPS surveys discussed above and the competitive nature of the 2009 total compensation levels set for our NEOs. However, the Committee did not use the FWC data in its weighting of survey data or for any specific benchmarking purposes.

C. Other Factors Considered in Setting NEO Compensation.  In addition to a review of our competitive market position, the Committee also took into account several other important factors in setting NEO compensation for 2009, including company performance, internal pay equity considerations, the experience and responsibilities of each NEO, budget constraints, market conditions and individual performance and contributions to corporate achievements. As part of that process, in early 2009 Mr. McGregor evaluated the performance of each NEO, other than himself, based on such individual’s level of success in accomplishing the business objectives established for him for the prior year and his overall performance during that year. The annual objectives for each

1 Such information does not give effect to Nokia-U.S., a subsidiary of Nokia, as such information is not publicly available.

NEO are developed through mutual discussion and agreement between Mr. McGregor and the NEO. For 2008 individual performance, which was a substantial factor in Mr. McGregor’s recommendations as to the 2009 base salary, target bonus and equity compensation levels for each NEO other than himself, he took into account the following achievements, among others, of the NEOs:

•	For Mr. Brandt, his contributions to our performance during 2008 in achieving both “profitable growth,” through cost containment, expense reduction measures and strengthened internal processes; as well as increased financial transparency for the investment community.

•	For Mr. Marotta, his business group’s growth in market share and operating income in its core lines of business during 2008, a year in which the overall broadband communications market declined.

•	For Mr. Rango, his business group’s excellent financial performance during 2008, which exceeded internal revenue and profit targets, along with his group’s success in marketing “combo” wireless chips, which combine different functions on one chip.

•	For Mr. Yousefi, his business group’s excellent financial performance during 2008, his success in achieving a number of new strategic design wins and in executing critical tapeouts on a compressed schedule.

Mr. McGregor’s recommendations also took into account other factors, including the Committee’s objective to maintain comparable compensation levels among our NEO group, the overall share allotment for the annual equity grant pool and the predominant role of the equity component. Based on these considerations, Mr. McGregor made specific compensation recommendations to the Committee with respect to each of the NEOs other than himself. The recommendations included proposed equity awards and increases to base salary and target bonus levels. The Committee reviewed those recommendations, together with supporting market data, and had full authority and discretion to make such adjustments as it deemed appropriate and to determine the actual total compensation package for each NEO.

In making its determinations, the Committee gave considerable weight to Mr. McGregor’s evaluations and recommendations because of his direct knowledge of each NEO’s performance and contributions to our business objectives and financial performance. While the Committee reaffirmed its commitment to bring total cash compensation levels over time to the 50th percentile, the Committee took other important factors into account in its decision-making process. Budget constraints and the overall economic downturn in the semiconductor industry played a significant role in the Committee’s decisions as to 2009 compensation levels. Based on these various considerations, the Committee decided not to implement any of the recommended salary increases, but the Committee generally accepted the recommendations made by Mr. McGregor with respect to 2009 target bonus increases and equity awards for the NEOs other than himself. This decision was based on furthering the Committee’s goal of providing variable compensation and increased cash performance based compensation and was consistent with the Committee’s market comparison guidelines.

The Committee’s decision with respect to Mr. McGregor’s compensation for 2009 was based on the same factors, including the competitive market data drawn from the peer groups, company performance, budget constraints, the share allotment for equity awards, its evaluation of Mr. McGregor’s performance for 2008 and the adverse state of the national and global economy. In particular, in setting Mr. McGregor’s 2009 salary, target bonus opportunity and equity awards the Committee assessed both our financial results for 2008 and his personal contributions to those results. In particular, the Committee noted the following:

•	We achieved revenue in 2008 of $4.658 billion, a 23.3% increase over 2007 net revenue (in a year when the semiconductor industry declined in overall revenue by 3%, as reported by the World Semiconductor Trade Statistics);

•	We generated substantial cash flow from operations and ended the year with $1.898 billion in cash and marketable securities;

•	We introduced a number of innovative products, and

•	We made significant strides in transitioning to 65 nanometer technology and began working on transitioning some products to 40 nanometer technology.

As part of the 2009 compensation-setting process for the NEOs, the Committee also reviewed “tally sheets,” prepared by our Human Resources Department, that indicated the dollar amount of each component of NEO compensation, including current and proposed cash salaries, the actual bonus earned for the prior year and the targeted bonus for the current year, and current projected values for the proposed equity-based awards based on stock price assumptions. The purpose of those tally sheets was to provide the Committee with a comprehensive snapshot of both the actual compensation provided our NEOs and the potential compensation that could result from the various components of their proposed 2009 compensation package. Although the amount of past compensation, including amounts realizable from prior equity awards, was available to the Committee, it did not generally consider past compensation as a meaningful factor in setting 2009 compensation levels. Nor did the Committee take into account the potential payments under our change in control severance benefit agreements. It is the Committee’s belief that the key motivational elements of the 2009 compensation packages for our NEOs would have been substantially diminished had these other elements of compensation impacted their 2009 compensation levels.

D. Internal Pay Equity.  The Committee also reviews periodically the internal pay equity data provided by our Human Resources Department. The targeted 2009 total compensation for the NEOs (other than Mr. McGregor) as a percentage of the targeted total compensation for Mr. McGregor for such year, was approximately 38%, similar to the previous year. The Committee believes the indicated percentage variance represents a fair and equitable differentiation based on the respective duties and responsibilities and levels of experience of our NEOs in relation to Mr. McGregor’s duties and responsibilities.

IV.	2009 Compensation Decisions

A. Compensation Mix.  As in prior years, the Committee’s objective was to structure total compensation for 2009 with a predominant long-term equity component thereby making a substantial portion of each NEO’s targeted total compensation dependent upon the performance of our stock price. The average 2009 total compensation mix for our NEOs is shown in the following charts. The first chart shows the applicable mix for Mr. McGregor’s 2009 actual total compensation. The second chart shows the same data for the other NEOs.

B. The Role of Base Salary.  The Committee reviews the base salary level for executive officers each year and makes such adjustments as it deems appropriate after taking into account the officer’s level and scope of responsibility and experience, company and individual performance, competitive market data, including salary data from the weighted average peer group, and internal pay equity considerations. The Committee’s philosophy is that the major portion of each NEO’s total compensation should be tied to the value of our common stock and our financial performance. This is evidenced in the charts above, where base salary as a percentage of total compensation ranges from 8% for our CEO to 10% for our other NEOs. Historically, base salary has been substantially below the market median of our peer groups. The weighted average peer group survey reviewed in March 2009 indicated that base pay for our NEOs was in each instance below the 25th percentile, and the average of the salaries of all our NEOs was at 73% of the 50th percentile of the weighted average peer group. For the 3 years prior to 2009, the Committee approved increases to the base salaries of our NEOs as part of its long-term objective of bringing their total cash compensation closer to the 50th percentile of the total cash compensation relative to the peer group. By doing so, the Committee has sought to provide a more substantial element of security and stability to NEO total compensation each year and to transition our compensation program to the more typical structure found in mature companies in the semiconductor industry that make cash compensation a more substantial component. While the Committee remains committed to achieving these objectives, it decided, in light of the significant economic downturn in the semiconductor industry, that base salaries for 2009 should be maintained at the levels in effect for 2008.

C. The Role of Annual Incentive Cash Compensation.  Cash incentive compensation in the form of annual cash bonuses has been paid to our executive officers for the past four years. For years prior to 2008, it was the Committee’s belief that performance-based cash compensation should not constitute a substantial percentage of total compensation and that total compensation should be heavily weighted in terms of long-term equity incentives. However, in 2008 the Committee slightly increased the percentage of incentive cash compensation payable at target performance, which when coupled with strong company performance for 2008 resulted in actual cash bonuses for 2008 generally ranging from a high of 13.45% of NEO total compensation to a low of 7.56%. This increase in cash compensation that is at risk and is performance based was made as part of the Committee’s overall goal to increase total cash compensation opportunities for our NEOs and to place more emphasis on pay for performance. For 2009, the Committee pursued the same strategy and increased the target bonus levels for the NEOs. Accordingly for 2009, Mr. McGregor’s target bonus was increased from 55% to 100% of his base salary, and for the other NEOs the increase was from 50% to 75%. These increases also advanced the Committee’s objective to make total cash compensation a larger percentage of NEO total compensation.

As was the case in 2008, the Committee integrated our 2009 executive officer bonus program into our company-wide bonus pool administered under our Performance Bonus Plan. For the 2009 plan year, there were 379 employees at or above the “director” employee level (including our 5 NEOs) and 6,658 employees below the director level participating in the Performance Bonus Plan. The Committee selected the Performance Bonus Plan as the vehicle for NEO cash incentive compensation for 2009 because that plan allows more discretion to adjust individual bonus amounts to reflect individual achievements and circumstances that may not have been fully appreciated or realized at the commencement of the year. The Committee considers it important to retain such flexibility to assure that the annual bonus awards reflect not only our pre-established financial goals but other important factors including individual or group performance and accomplishments. Although the retention of such flexibility precludes our annual bonus awards from qualifying as performance-based compensation under Section 162(m), any resulting loss of income tax deductions (which would only impact deductions with respect to our NEOs (excluding our Chief Financial Officer) and only to the extent their annual compensation exceeded $1 million) would not reduce our reported earnings and would be of little significance due to our history of annual tax losses in the U.S. and our substantial federal net operating loss and tax credit carryforwards (approximately $2.038 billion and $455.9 million, respectively, as of December 31, 2009).

The total dollar amount of the 2009 bonus pool established under the Performance Bonus Plan was determined in accordance with the following metrics:

		Total Contribution to	Total Contribution to
		Bonus Pool at Target	Bonus Pool at Maximum
Bonus Pool Components	Weighting	Performance	Performance

Relative Revenue Growth Rate:	40%	$16 million	$32 million
Cash Flow from Operations:	40%	$16 million	$32 million
Discretionary Component:	20%	$8 million	$16 million

The targeted and maximum dollar amounts for each component were determined in part based on estimated employee hire and attrition levels and were to be subject to slight variations depending on final employee headcount numbers available at year end.

The Committee chose the relative revenue and cash flow components for 2009 to align with our stated goals of (i) strengthening our business in the face of an economic downturn by gaining market share and (ii) maintaining tight fiscal management focused on protecting generation of cash flow from operations. The first goal was to be measured by our revenue growth relative to the Segmented Industry (as defined below). The second goal focused on our generation of cash flow from operations by setting a target that was, in the Committee’s and management’s opinion, a strong level of cash from operations based upon the then current outlook for the industry. The target level of generation of cash flow from operations was to be adjusted upwards or downwards in the event 2009 performance of our Segmented Industry was outside certain prescribed levels, as described below. The Committee chose the discretionary component to afford flexibility to award a bonus component based on strategic accomplishments, as well as its assessment of corporate and individual performance and achievements for 2009 after year end. For 2009, the Committee has continued its trend of setting a slightly higher bar for bonus pool achievement levels each year based on refined measurements.

In calculating the 2009 bonus pool, no funding for the relative revenue and cash flow performance metrics occurs if we fail to exceed the threshold level set for that respective metric. However, in the event the cash flow from operations was negative, no bonus could be paid irrespective of performance on the other metrics. Performance above the specified threshold level results in funding of the bonus pool based on a pre-established schedule of achievements for each performance metric, with each attained achievement level resulting in a specific amount of funding. Straight-line interpolation is used for any attained level between the specified levels. The threshold or minimum company-wide bonus pool for 2009 could range from $0 to $2.0 million funding, assuming minimum funding for the relative revenue metric and no funding under the cash flow metric or discretionary component. The target level of funding for the pool was $40 million and the maximum level of funding was $80 million.

The decision to increase the target bonus pool opportunity to $40 million from the $24 million target level set for the 2008 bonus pool reflected the Committee’s continuing objective to reduce the predominant equity component of total compensation and increase the variable or performance-based cash component.

The specific process utilized by the Committee for setting the potential bonus opportunity under the 2009 bonus pool and determining the actual bonuses earned by our NEOs involved the following multi-step process:

Revenue Growth Component

The Committee set the revenue growth metric for 2009 in terms of our growth in revenues from 2008 in relation to the growth rate realized by a defined segment of the semiconductor industry (the “Segmented Industry”), on the basis of data from the World Semiconductor Trade Statistics, or WSTS. The Segmented Industry revenue used for these purposes was derived by taking the revenue of the semiconductor industry as reported by WSTS using annualized data for the period from January 1, 2009 through November 30, 2009, less the revenue attributable to the segments of the semiconductor industry within which we do not compete. This resulted in a Segmented Industry that comprised the following end markets: (i) Wireless — Cellular Phone, which provides a comparator for our Mobile Platforms Group; (ii) Wireless- Short Range, which provides a comparator for our Wireless Connectivity Group; (iii) Wired, which provides a comparator for our Enterprise Networking Group; and (iv) Consumer Audio & Video, which provides a comparator for our Broadband Communications Group. We then multiplied the WSTS results for each end market by the percentage each business group contributed to our overall revenue in 2008 to create a weighted average aggregate growth rate. This yielded weighted average segmented industry data which the Committee believed closely correlates to our business.

The applicable level of performance, and hence funding of our bonus pool, for the relative revenue growth component is calculated based on whether the Segmented Industry revenue growth rate for 2009 was within (or outside) plus or minus 10% of 2008 revenue for the Segmented Industry, as follows:

•	In the event the Segmented Industry revenue growth rate for 2009 is within plus or minus 10% of 2008 revenue and our revenue growth rate for 2009 exceeded the Segmented Industry by 4 percentage points, then funding of the pool is at the $16 million target level. To the extent our revenue growth exceeds the Segmented Industry growth rate by 10 percentage points or greater, the pool would be funded up to a maximum of 200% of target level, or $32 million. Threshold level of funding of the pool (from $0 to $2.0 million) would result to the extent our revenue growth lagged the Segmented Industry growth rate by 2 percentage points or less, with $2.0 million of funding to be provided if our revenue growth were to lag the Segmented Industry revenue growth rate by no more than 1 percentage point.

•	If the revenue growth rate for the Segmented Industry is outside the plus or minus 10% range, then the level of funding is based on our revenue growth rate measured as a percentage of the revenue growth rate of the Segmented Industry for 2009. Threshold funding occurs if our revenue growth rate is greater than 80% of the Industry Segment’s revenue growth rate, target funding occurs if our revenue growth rate is at least 140% of the revenue growth rate for the Segmented Industry, and maximum funding occurs if our revenue growth rate is 160% or greater of the Segmented Industry growth rate.

Since the 2009 Segmented Industry revenue growth rate was outside the plus or minus 10% range, the second alternative above was used, as further described below. The target level of funding for this metric was reduced from $16 million to $15.3 million due to employee attrition levels.

Cash Flow from Operations Component

For the second performance metric, the Committee set a series of alternative performance objectives based on cash flow from operations. The actual alternative to be utilized for calculating the dollar amount of bonus pool funding attributable to this performance metric was to be determined on the basis of whether the revenue growth rate realized by the Segmented Industry for 2009 was within or outside of the range of minus 10% to minus 15%.

•	If the revenue growth rate realized by the Segmented Industry for 2009 was within the range of minus 10% to minus 15%, and our cash flow from operations is between $300 million to $500 million, then target funding of the pool is at the $16 million level. To the extent our cash flow from operations exceeds $500 million, the pool would be funded up to a maximum of 200% of target level, or $32 million, if our cash flow from operations reached or exceeded $780 million.

•	If the revenue growth rate realized by the Segmented Industry for 2009 is worse than 15%, then the targeted cash flow milestones would be adjusted downward by $10 million for every point of revenue growth below minus 15%. If the revenue growth rate for the Segmented Industry was better than minus 10%, then the targeted cash flow milestones would be adjusted upward by $40 million for every point of revenue above minus 10%.

Since the Segmented Industry revenue growth rate was within the minus 10% to minus 15% range, the first alternative was used. The target level of funding for this metric was reduced from $16 million to $15.3 million due to employee attrition levels.

Actual Bonus Awards

In February 2010, the Committee set the funding of the bonus pool using the following methodology. First, the Committee gave effect to the weighting per component and the attained level of each component, which yielded a composite of 186% of target. Before the 186% factor was applied, the total target pool of $40 million was adjusted downward to $38.3 million as a result of participant terminations prior to the date the bonus pool was calculated, yielding an earned total bonus pool of $71.2 million, as more fully described below. That amount was adjusted downward by $1.5 million to pay for employee holiday-related activities, providing for a total pool $69.7 million, or 182% of target, available for distribution.

The specific results that triggered the aggregate pool were as follows:

•	Relative Revenue Growth Rate — For purposes of calculating our revenue growth rate our 2009 net revenue of $4.490 billion was adjusted downward to exclude (i) royalty income from a patent license agreement we entered into in July 2007 with Verizon Wireless, (ii) licensing revenue from our agreement with QUALCOMM Incorporated, and (iii) revenue from a company acquired in 2009. After taking into account these exclusions, we realized net revenue of $4.298 billion. The revenue growth rate of the Segmented Industry was -11.2% and our revenue growth rate for 2009 was –4.7%. Accordingly our revenue growth was 6.5 absolute percentage points greater than the Segmented Industry growth rate and our revenue growth was 158% of the Segmented Industry growth, resulting in 190% performance against target. Such financial performance resulted in $29.1 million of funding for the bonus pool.

•	Cash Flow from Operations — For purposes of calculating the cash flow metric the 2009 cash flow from operations of $986.9 million was adjusted (i) downward to exclude $81.0 million in deferred income from our agreement with Qualcomm and (ii) upward to add back the $50.0 million contribution made to the

Broadcom Foundation. After taking into account these adjustments, this metric resulted in Cash Flow from Operations of $955.9 million, or 200% performance against target, which resulted in an additional $30.6 million of funding for the bonus pool.

•	Discretionary Component — Based on the Company’s achievements and performance during 2009, the Committee decided to set the funding of the discretionary component of the bonus pool at 150% of the adjusted target level, which equated to $11.5 million. These strategic achievements included, among others, (i) favorable resolution of options-related litigation and various intellectual property litigation, (ii) ramp of our cellular products; and (iii) managing costs to maintain targeted cash flow levels well above our internal goals.

In consultation with Mr. McGregor, the Committee allocated a certain percentage of the bonus pool to each business group and department. These allocations were based on the Committee’s and Mr. McGregor’s review, after year end, of the group’s or department’s performance and contributions during 2009, as well as the challenges faced during the year. For participants other than our executive officers and other key employees, the group or department head determined recommended bonus amounts for each participant within his or her group or department. Recommended bonus amounts were determined with reference to each participant’s individual performance, target bonus opportunity, and group or department allocation percentage. Bonus amounts could vary from individual target amounts, at the discretion of the group or department head, so long as the aggregate department pool was not exceeded. In awarding the NEO’s actual bonus awards, the Committee exercised its discretion to award bonuses that were not necessarily tied to the 182% performance of the Company against target that was used in establishing the bonus pool. The Committee generally took into account the individual bonus recommendations submitted by Mr. McGregor, the operating strategies and goals established for each NEO in consultation with Mr. McGregor at the commencement of the year and developments that occurred during the year, the performance of the NEO’s division and the division’s contribution to our financial results, business unit or other area of primary responsibility, the NEO’s department allocation, and other notable achievements of the NEO for the year.

The following chart summarizes the actual bonus awards paid to each of our NEOs and the actual bonuses as a percentage of targeted bonuses.

		Actual Bonus as a
		% of Target
Named Executive Officer	Actual Bonus Paid	Bonus

Scott A. McGregor	$1,242,150	182%
Eric K. Brandt	$500,000	185%
Daniel A. Marotta	$400,000	164%
Robert A. Rango	$500,000	205%
Nariman Yousefi	$365,625	150%

The Committee took into account the following achievements, among others, of each NEO when determining his bonus award:

•	For Mr. McGregor, his integral contribution to Broadcom’s performance during 2009 in an economic downturn, including growing market share in core markets, volume shipments of cellular baseband chips, successful completion of three acquisitions, improvement in product margins, initial tapeout of 40 nanometer products and favorable litigation settlements.

•	For Mr. Brandt, his contribution to successfully managing cash flows, both quantitatively and qualitatively, with the latter including improved processes around spending and monitoring costs; his contribution to tightening the control environment and in developing employees in the Finance department.

•	For Mr. Marotta, his role in the Broadband Communication’s Group’s delivery of an array of new products to the market, and its growth in market share in a challenging year.

•	For Mr. Rango, his business group’s excellent financial performance during 2009, which exceeded internal revenue and other financial targets, along with his group’s success in marketing new and profitable products and maintenance of leadership positions in key lines of business.

•	For Mr. Yousefi, his business group’s achievement of targeted operating income, production of new competitive products and a number of new strategic design wins.

D. The Role of Long-Term Incentive Awards.  For many years, stock option grants were the sole form of our equity compensation, and we continue to use such grants in combination with other forms of equity awards available under our 1998 Stock Incentive Plan to provide long-term incentives to our executive officers. In 2005 we began to award RSUs as part of our long-term incentive program for most employees. We believe that RSUs provide a valuable addition to our long-term incentive program since RSUs: (i) reduce the dilutive effect of option grants on our outstanding shares; (ii) provide a more direct correlation between the compensation expense we must record for financial accounting purposes and the actual value delivered to our executive officers and other employees; and (iii) are less subject to market volatility than stock options and therefore offer a more balanced and competitive equity compensation arrangement.

From 2005 to 2008, we increased the percentage of RSUs awarded in relation to the stock option grants to our employees below the officer level. However, in 2009, the Committee adopted new equity award guidelines pursuant to which eligible employees below the Vice President level will receive equity compensation solely in the form of RSU awards. Officers at the Vice President level or above will continue to receive their equity awards in the combined form of stock options and RSUs. This change in practice is consistent with the Committee’s goal to reduce our corporate-wide rate of dilution and provides increased stability to the compensation paid to employees below the Vice President level as RSUs are less subject to market risk and stock price volatility and have a greater retention value. This change is also more consistent with equity compensation awarded at peer companies.

The Committee approves equity awards for the NEOs in connection with the annual review of their individual performance. The annual awards are typically made during the first or second quarter and represent the majority of the shares granted for the year under our equity incentive program. Each award is designed to align the interests of the NEO with those of our shareholders and to provide each NEO with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business.

Each option grant allows the NEO to acquire shares of our common stock, at the closing selling price on the grant date, exercisable over a maximum of not more than ten years. The option generally vests and becomes exercisable in a series of monthly installments over a four year period of continued service. Each RSU awarded to an NEO entitles that NEO to receive one share of our common stock at the time of vesting, without the payment of an exercise price or other cash consideration. RSUs typically vest quarterly over a four year period of continued service measured from the award date. Accordingly, each equity award will provide a return to the NEO only to the extent he remains employed with us during the vesting period, and for stock options there must also be an increase in the fair market value of the underlying shares over the exercise price set on the grant date for the NEO to realize any value.

As part of the annual equity award process, Mr. McGregor makes recommendations to the Committee regarding the size of the company-wide pool to be available that year for awards. In determining the size of such pool, Mr. McGregor and the Committee give consideration to our annual corporate-wide dilution rate (the total number of shares underlying all equity awards granted during the year, divided by the weighted average shares outstanding during the last quarter of the immediately preceding year, calculated pursuant to the treasury stock method), Market Value Transfer (MVT) (the total grant value of equity awards granted during the year, divided by our net revenue), and the long term goals for stock based compensation as a percent of revenue. In the past few years, we have attempted to reduce shareholder dilution by reducing the number of equity awards. We have successfully decreased our rate of corporate-wide dilution (net of option cancellations and shares withheld for the payment of taxes) from 6.3% in 2005 to 3.4% in 2008 and to 1.6% in 2009. If repurchases of our common stock through our repurchase programs are included, our corporate-wide dilution rate decreased from 5.0% in 2005 to -1.4% in 2009, or approximately a 6.4 point reduction. In the past few years, we have reduced our market value transfer rate from 16.85% in 2007 to 8.03% in 2009.

The number of shares available for grant during 2009 to our NEOs and other current employees was determined after reducing the established company-wide pool for expected new hire and promotion grants. Mr. McGregor’s recommendations for each of the NEOs other than himself were aligned with the Committee’s objective to use equity compensation as the primary vehicle to bring each NEO’s total compensation within the prescribed range of the 75th percentile of total compensation for the comparable position at the weighted average peer group. The following shows the comparison of awards granted from year to year:

	2009 Options			2008 Options
	(exercise price of		Total 2009 Grant	(exercise price of		Total 2008 Grant
	$23.17)	2009 RSUs	Date Value	$27.74)	2008 RSUs	Date Value

CEO	400,000	160,000	$8,244,000	250,000	100,000	$5,308,000
Other NEOs	150,000	60,000	$3,091,500	100,000	40,000	$2,123,200

As a result of the lower price of our common stock in 2009 as compared to 2008 and the increase in total compensation levels at peer companies, the equity awards made to our NEOs in 2009 reflected a comparably larger number of shares that were needed to deliver the target total compensation values near the 75th percentile. The average total compensation of Messrs. McGregor, Brandt, Marotta, Rango and Yousefi (as a group) for 2009 was at approximately 85% of the 75th percentile after including their equity awards for such year.

The equity awards granted to our NEOs in 2009 represented 8.5% of the total equity awards made in 2009, compared to 4.09% in 2008. The increase in this percentage is partly due to the change in mix of our NEOs from 2008 to 2009.

E.	Severance Arrangements

CEO Severance Benefits.  Pursuant to his employment agreement, Mr. McGregor will be entitled to certain severance benefits in the event his employment were to terminate by reason of his death or disability, a resignation for good reason or an involuntary termination without cause. These severance benefits were initially developed through an arm’s length negotiation with Mr. McGregor prior to his commencement of employment in January 2005 and were structured on the basis of the market data that the Committee obtained from FWC regarding similar severance programs for chief executive officers at peer companies.

Severance Benefits for other NEOs.  In 2004 in connection with our search for a new chief executive officer, the Committee implemented a special officer retention program under which certain severance benefits would become payable to our executive officers (other than our CEO) if their employment were to terminate under certain defined circumstances following a change in control or upon their death or disability or the appointment of a new chief executive officer, the latter of which was subsequently removed as a triggering event. The program automatically renews each year unless the Committee expressly determines that the automatic extension for such year shall not apply.

Recent Reviews and Modifications.  In connection with the 2008 annual renewal process, the Committee undertook an extensive review of the severance benefits payable to our NEOs, including an analysis of the market data complied by FWC with respect to severance benefit programs at 14 other competitive semiconductor companies and the potential cost of the individual arrangements. Based on that review, the Committee authorized certain modifications to our executive officer severance benefits, including those provided under Mr. McGregor’s employment agreement, that were designed to make those benefits more comparable to those provided by peer companies. Accordingly, in August 2008 we entered into new agreements with each of our executive officers, including our current NEOs. The new program eliminated the hiring of a new chief executive officer as an eligibility event for severance benefits and thus the severance benefits for our NEOs, other than Mr. McGregor, are payable only in connection with a qualifying termination following a change in control.

Prior to the 2009 automatic annual renewal of the agreements, the Committee again reviewed the potential cost of the severance benefit arrangements in effect for our NEOs and concluded that such costs were reasonable in light of the retention value and security objectives of the program. Also in 2009, the Committee made a number of minor amendments to the agreements to (i) comply with recent changes made to Section 162(m) of the Internal Revenue Code; and (ii) address certain ambiguities regarding post-employment coverage under our employee benefit plans.

The severance benefits provided to our NEOs other than Mr. McGregor are payable only if a qualifying termination of their employment occurs within 24 months following a change in control. For Mr. McGregor, the severance benefits will be payable upon a qualifying termination event, whether or not in connection with a change in control. The applicable severance benefits include the following:

•	salary continuation payments for Mr. McGregor equal to three times annual salary, and for the other NEOs, two times annual salary;

•	additional cash severance equal to a multiple (three times for Mr. McGregor and two times for the other NEOs) of the average annual bonus earned for the three years preceding the year of termination;

•	accelerated vesting of all outstanding equity awards and up to a 24-month post-employment period to exercise outstanding stock options;

•	a parachute tax-gross up payment should the actual severance payments exceed by more than 20% the level of severance benefits that would have otherwise avoided the imposition of the parachute tax, and

•	a lump sum payment to provide a source of funding to cover estimated COBRA health care continuation coverage cost for 36 months and life and disability insurance coverage costs for 12 months.

The Committee authorized the parachute tax gross-up as an element of the NEO severance benefit package to avoid the unfair impact the excise tax would otherwise have on new executives with relatively lower levels of total compensation in relation to those with longer tenure and higher compensation levels and on executives who recognized taxable income upon the exercise of their options during the base period taken into account for parachute tax purposes versus those who did not do so. At the same time, the Committee also imposed additional requirements for entitlement to the parachute tax gross-up and the other severance benefits identified above. In addition to the pre-existing requirement that the NEO must deliver a general release of all claims against us and our affiliates, the NEO must also comply with certain non-compete, non-solicitation and non-disparagement restrictions to remain eligible for the full severance benefit package. In May 2009 the Committee adopted a policy that we will not enter into any new arrangements with NEOs that include excise tax gross-up provisions with respect to payments contingent upon a change in control, provided that, if we determine that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the officer’s employment and will be subject to a three-year sunset provision. This new policy did not affect existing arrangements, including the automatic renewal provisions, with any current named executive officer, which arrangements continue to apply according to their terms.

The Committee continues to believe that our severance agreements promote important goals crucial to our long-term financial success. The agreements create incentives for our NEOs to obtain the highest possible value for our shareholders, should we become subject to an acquisition, by protecting their equity awards, the most significant component of their total compensation, in the event their employment were terminated in connection with the acquisition. Accordingly, for all participating NEOs other than Mr. McGregor, the program provides for accelerated vesting of all of the NEO’s outstanding equity awards on a so-called “double trigger” basis, which requires that we undergo a substantial change in control or ownership and that the participating NEO’s employment be terminated within a designated limited period following the acquisition. The agreements are also intended to retain qualified executives who could have other job alternatives that may appear to provide them with more financial security absent the program, particularly given the significant level of acquisition activity in the technology sector and our predominant reliance on equity compensation. Finally the agreements allow our NEOs to continue to focus their attention on our business operations and strategic objectives without undue concern over their own financial security during periods when substantial disruptions and distractions might otherwise prevail.

In reviewing the severance arrangement in effect for Mr. McGregor under his employment agreement, the Committee reaffirmed its view that the severance benefits that were negotiated as part of that employment agreement were reasonable, advisable and consistent with the severance benefit programs in effect for chief executive officers at our competitors.

F.	Other Compensation and Benefits

We do not currently offer retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we provide our NEOs with the opportunity to accumulate retirement income primarily through appreciation of their equity awards. Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with any significant perquisites, other than those offered to our employees generally. Our NEOs are eligible to participate in the following employee benefit programs on the same basis as all other regular U.S. employees:

•	1998 Employee Stock Purchase Plan: The plan allows a participant to purchase up to $25,000 worth of our common stock (valued at the time the purchase right is granted) for each calendar year his or her purchase right remains outstanding.

•	401(k) Employee Savings Plan: In 2009 we contributed $0.25 per $1.00 of employee contribution, up to a maximum of 1.25% of a participant’s eligible compensation. Our maximum matching contribution during 2009 was limited to $3,063 per year. In 2010 we will contribute $0.40 per $1.00 of employee contribution, up to a maximum match of 2.0% of a participant’s eligible compensation. Our maximum matching contribution during 2010 will be limited to $4,900 per year.

V.	Other Policies and Factors Affecting Executive Officer Compensation

A. Share Ownership Policy.  Since a major objective of our equity compensation program is to align the interests of our executive officers with those of our shareholders, in April 2005 our Board established a share ownership policy for our executive officers. The policy was amended in August 2006 to increase the share ownership requirement. Pursuant to the amended policy, individuals in executive officer status on October 31, 2005 were required to accumulate and continue to hold beneficial ownership of 1,000 shares by December 31 of each year, such that as of December 31, 2009, each such officer was required to hold a minimum of 5,000 shares. An individual who first becomes an executive officer after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of his or her hire date. The required level of ownership will increase in 1,000-share annual increments on each of the next four anniversaries of such hire date so that such individual must own at least 5,000 shares by the fifth anniversary of his or her hire date.

The shares taken into account under this policy are limited to actual outstanding shares of our common stock, and no credit is given for stock options or RSUs.

As of April 1, 2010, all of our NEOs were in compliance with this policy.

B. Market Timing of Stock Option Awards.  Annual option grants to existing executive officers and other employees are made in connection with our annual employee review process. Under our current practice, the grant date for such options is on a date that the trading window is open and that is at least two business days following our public release of annual financial results. The grant date for options for newly-hired executive officers occurs at the first Compensation Committee meeting at which such approval is practical following the executive’s actual employment commencement date, provided that the trading window is open. Accordingly, all option grants are made when our trading window is open and all material information is public. All stock option grants have an exercise price per share equal to the closing selling price per share on the grant date. RSU awards to all employees are made on regularly scheduled quarterly dates.

C. Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. However, this limitation only applies to compensation that is not considered performance-based for purposes of Section 162(m). As discussed earlier, none of the cash bonuses paid under the Performance Bonus Plan for 2009 qualified as such performance-based compensation. In addition, the RSUs awarded to our executive officers do not qualify as such performance based compensation, because their vesting is not tied to any performance metric. Stock options with service-based vesting are generally considered performance-based for purposes of Section 162(m). However, it is possible that one or more option grants for which we had to revise the measurement dates for financial accounting purposes as a result of the 2006/2007 voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

The following table shows the dollar amounts by which each NEO’s non-performance-based compensation for 2009 exceeded the $1.0 million Section 162(m) limit on deductibility. For 2009, Messrs. McGregor, Marotta, Rango and Yousefi were the only NEOs subject to the limitations of Section 162(m).

Dollar Amount that Exceeded
Named Executive Officer	$1 Million Section 162(m) Limit

Scott A. McGregor	$2,965,893
Daniel A. Marotta	$511,129
Robert A. Rango	$567,196
Nariman Yousefi	$805,310

In each case the excess was due primarily to the vesting of their RSU awards. As a result of our history of annual tax losses in the U.S. and our net operating loss and tax credit carry forwards (approximately $2.038 billion and $455.9 million, respectively, as of December 31, 2009), the loss of the tax deductions as a result of the application of the Section 162(m) limit did not have a meaningful impact upon our reported annual financial results.

As we continue to utilize service-vesting RSU awards as an element of our equity compensation, it is likely that the non-performance-based compensation payable to certain executive officers will continue to exceed the $1.0 million limit in one or more future years. We also intend to have our executive officers participate in the Performance Bonus Plan in 2010 so that the Committee will continue to have more flexibility in determining their individual bonus awards based on factors in addition to our actual financial performance based on two metrics. Accordingly, neither the bonuses for 2009 or for 2010 have been structured to qualify as performance-based compensation under Section 162(m). We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not result in immediate tax savings because of our substantial operating loss and tax credit carry forwards. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

VI.	2010 Executive Compensation Decisions

A. Base Salary Increases.  At its February 5, 2010 meeting, the Committee increased the annual salaries in effect for our NEOs as follows. The salary information for Mr. Yousefi is not included as he is no longer an executive officer.

			Amount of
Named Executive Officer	2009 Base Salary	2010 Base Salary	Increase

Scott A. McGregor	$682,500	$775,000	$92,500
Eric K. Brandt	$360,000	$425,000	$65,000
Daniel A. Marotta	$325,000	$365,000	$40,000
Robert A. Rango	$325,000	$365,000	$40,000

B. Incentive Cash Compensation.  On March 5, 2010 the Committee modified the financial performance metrics for its 2010 bonus program. Two of the measures used to determine the size of our bonus pool are substantially consistent with our 2009 program: (i) relative revenue performance (excluding extraordinary items, at the discretion of the Committee) funding at 40% (or $16.6 million) of the total target pool; and (ii) discretionary funding over the remaining 20% (or $8.3 million) of the total target pool. The third measure, funding at 40% (or $16.6 million) of the total target pool, varies on whether 2010 is a year of industry growth, with the metric focusing on growing our earnings per share (EPS) faster than our revenue in an industry growth year, and protecting cash flow from operations in a year in which the industry is declining.

•	In an industry growth year, the focus is on our EPS growth exceeding our revenue growth. We first determine the percentage growth of our EPS for 2010 as compared to 2009 (calculated on a non-GAAP basis), with interpolation between milestone levels. This EPS percentage growth is then adjusted by a multiplier ranging from 0 to 1 based on the extent to which our EPS growth for 2010 exceeds our revenue growth for 2010 (referred to as our “Operating Leverage”). The Operating Leverage is expressed as a percentage equal to the quotient of our EPS growth divided by our revenue growth, minus 1. The multiplier varies based on the Segmented Industry revenue growth for 2010 as compared to 2009.

•	In a year in which the industry has declined, the focus is on cash flow from operations (excluding extraordinary items, at the discretion of the Committee). The target for cash flow from operations varies based on the Segmented Industry revenue growth for 2010 as compared to 2009.

Segmented Industry.  In calculating our achievement of the financial metrics, the Committee will determine industry (referred to as “Segmented Industry”) performance by using either (i) data from the WSTS, or (ii) data from an index constructed using peer companies for each of our business groups. In determining which methodology the Committee will employ, it will generally default to using WSTS data but will verify this data using the self-constructed peer company index. To the extent the two methodologies yield materially different results, the Committee may elect to use peer company data if and to the extent it believes such data is more accurate or representative of industry and relative performance.

C. Equity Awards.  At its February 5, 2010 meeting, the Committee awarded the following stock options and RSU awards to the NEOs. Information for Mr. Yousefi is not included as he is no longer an executive officer.

Named Executive Officer	Stock Options	RSUs

Scott A. McGregor	325,000	130,000
Eric K. Brandt	120,000	48,000
Daniel A. Marotta	100,000	40,000
Robert A. Rango	100,000	40,000

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2010 annual meeting of shareholders and incorporated by reference into Broadcom’s 2009 annual report on Form 10-K.

Submitted by the Compensation Committee of the Board:

John E. Major, Chair
Eddy W. Hartenstein

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Broadcom by our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers whose total compensation for 2009 was in excess of $100,000 and who were serving as executive officers at the end of 2009.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)(5)	Awards(4)(5)	Compensation	Compensation(6)	Total

Scott A. McGregor	2009	$682,500	$1,242,150	$3,872,000	$4,372,000	$0	$2,875	$10,171,525
President, and Chief	2008	679,250	308,694	2,628,000	2,680,000	306,306	2,875	6,605,125
Executive Officer	2007	639,231	0	3,786,950	2,435,700	321,750	6,107	7,189,738
Eric K. Brandt	2009	360,000	500,000	1,452,000	1,639,500	0	0	3,951,500
Executive Vice	2008	360,154	153,120	1,051,200	1,072,000	146,880	0	2,783,354
President and Chief Financial Officer(7)	2007	270,577	150,000	2,881,375	1,853,250	138,600	723	5,294,525
Daniel A. Marotta	2009	325,000	400,000	1,452,000	1,639,500	0	1,064	3,817,564
Executive Vice President & General Manager, Broadband Communications Group(8)
Robert A. Rango	2009	325,000	500,000	1,452,000	1,639,500	0	1,484	3,917,984
Executive Vice President & General Manager, Wireless Connectivity Group(8)
Nariman Yousefi	2009	325,000	365,625	1,452,000	1,639,500	0	2,142	3,784,267
Senior Vice President, Infrastructure Technologies(8)

(1)	Includes compensation deferred under our 401(k) employee savings plan.

(2)	The amounts shown for 2009 represented the bonuses paid under our Performance Bonus Plan to our named executive officers based on the Company’s performance under pre-established financial metrics and the Compensation Committee’s determination of the discretionary component of the bonus pool, and the committee’s assessment of the individual performance and contributions of the executive for the year. For a description of these determinations, see Compensation Discussion & Analysis — IV. 2009 Compensation Decisions — C. The Role of Annual Incentive Cash Compensation.

(3)	The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of our Class A common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

(4)	The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2009 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5)	In accordance with the recently adopted SEC rules, the amounts previously reported in the “Stock Awards” column and the “Option Awards” column for 2008 and 2007 have been revised to reflect the grant date fair values of the awards granted in such years, as determined in accordance with FASB ASC Topic 718, excluding the effect of forfeitures.

(6)	It is not the practice of the Compensation Committee or the company to provide its executive officers with any significant perquisites. The amounts shown for 2009 as All Other Compensation represent matching contributions made under our 401(k) employee savings plan and excludes income attributable to life insurance coverage paid by us. The 401(k) contributions and life insurance coverage are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(7)	Mr. Brandt commenced employment beginning March 26, 2007.

(8)	Messrs. Marotta, Rango and Yousefi were not executive officers in, and did not qualify as named executive officers for, 2008 and 2007. Mr. Yousefi served in an executive officer position during 2009 through January 31, 2010 as our Senior Vice President & General Manager, Enterprise Networking Group. Effective February 1, 2010 Mr. Yousefi serves as Senior Vice President, Infrastructure Technologies, a non executive officer position.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2009.

		All Other Stock	All Other Option
		Awards: Number	Awards: Number
		of Shares of	of Securities	Exercise or Base	Grant Date Fair
		Stock	Underlying	Price of Option	Value of Stock and
Name	Grant Date	or Units(1)	Options(2)	Awards ($/Sh)	Option Awards(3)

Scott A. McGregor	April 28, 2009		400,000	$23.17	$4,372,000
	May 5, 2009	160,000		—	3,872,000
Eric K. Brandt	April 28, 2009		150,000	23.17	1,639,500
	May 5, 2009	60,000		—	1,452,000
Daniel A. Marotta	April 28, 2009		150,000	23.17	1,639,500
	May 5, 2009	60,000		—	1,452,000
Robert A. Rango	April 28, 2009		150,000	23.17	1,639,500
	May 5, 2009	60,000		—	1,452,000
Nariman Yousefi	April 28, 2009		150,000	23.17	1,639,500
	May 5, 2009	60,000		—	1,452,000

(1)	The stock awards reported in the above table represent RSUs issued under our 1998 Stock Incentive Plan. Each RSU entitles the executive to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration. The RSUs in general vest in 16 successive quarterly installments upon the executive officer’s completion of each three-month period of service over a four-year service period, measured from the grant date.

The RSUs granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

(2)	Amounts shown represent options issued under our 1998 Stock Incentive Plan that will, in general, vest and become exercisable in 48 successive installments upon the executive officer’s completion of each month of service over a four-year service period, measured from the grant date.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances.

(3)	The dollar value of the options shown represents the estimated grant date fair value determined pursuant to the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2009 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of RSUs shown represents the grant date fair value in accordance with FASB ASC Topic 718, calculated on the basis of the closing price of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2009. As of the end of 2009, none of the named executive officers held any unearned equity incentive plan awards subject to performance vesting requirements.

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value
	Underlying		Underlying				Shares or		of Shares or
	Unexercised		Unexercised		Option	Option	Units of Stock		Units of Stock
	Options		Options		Exercise	Expiration	That Have		That Have
Name	Exercisable		Unexercisable		Price	Date	Not Vested(1)		Not Vested(2)

Scott A. McGregor	2,415,885		0		$21.3133	01/02/2015
	244,791	(3)	5,209	(3)	32.3867	01/02/2016
	148,541	(3)	81,459	(3)	32.9300	05/02/2017
	104,166	(3)	145,834	(3)	27.7400	04/23/2018
	66,666	(3)	333,334	(3)	23.1700	04/27/2019
							250,840	(4)	$7,893,935
Eric K. Brandt	120,311	(5)	54,689	(5)	32.9300	05/02/2017
	41,666	(3)	58,334	(3)	27.7400	04/23/2018
	25,000	(3)	125,000	(3)	23.1700	04/27/2019
							110,313	(6)	$3,471,550
Daniel A. Marotta	62,500		0		22.8933	12/06/2013
	47,813		0		21.4733	02/04/2015
	67,187	(3)	7,813	(3)	41.1500	05/04/2016
	304		0		11.5670	10/17/2012
	2,823		0		11.5670	10/17/2012
	42,188		0		18.3667	05/18/2013
	45,208	(3)	24,792	(3)	32.9300	05/02/2017
	41,666	(3)	58,334	(3)	27.7400	04/23/2018
	25,000	(3)	125,000	(3)	23.1700	04/27/2019
							92,969	(7)	$2,925,734
Robert A. Rango	10,057		0		10.4933	07/02/2012
	202,500		0		22.8933	12/06/2013
	35,845		0		21.4733	02/04/2015
	67,187	(3)	7,813	(3)	41.1500	05/04/2016
	1,363		0		12.6670	07/02/2012
	5,280		0		13.4330	07/02/2012
	7,189		0		12.6670	07/02/2012
	11,913		0		13.4330	07/02/2012
	13,688		0		16.6070	05/18/2013
	45,208	(3)	24,792	(3)	32.9300	05/02/2017
	41,666	(3)	58,334	(3)	27.7400	04/23/2018
	25,000	(3)	125,000	(3)	23.1700	04/27/2019
							92,969	(7)	$2,925,734
Nariman Yousefi	26,367		0		10.4933	07/02/2012
	30,937		0		10.4933	07/02/2012
	562		0		23.4133	11/09/2013
	31,638		0		23.4133	11/09/2013
	38,751		0		23.4133	11/09/2013
	40,626		0		23.4133	11/09/2013
	105,000		0		22.8933	12/06/2013
	63,225		0		22.3933	12/11/2013
	60,000		0		21.4733	02/04/2015
	53,750	(3)	6,250	(3)	41.1500	05/04/2016
	6,563		0		13.2400	07/02/2012
	11,133		0		13.0130	07/02/2012
	25,833	(3)	14,167	(3)	32.9300	05/02/2017
	52,500	(3)	37,500	(3)	32.9600	08/02/2017
	8,166	(3)	5,834	(3)	32.9600	08/02/2017
	41,666	(3)	58,334	(3)	27.7400	04/23/2018
	25,000	(3)	125,000	(3)	23.1700	04/27/2019
							109,626	(8)	$3,449,930

Outstanding Equity Awards at Fiscal Year End — Footnotes (continued)

(1)	Each RSU generally vests, and the shares become issuable upon vesting, in 16 successive quarterly installments (on the 5th day of February May, August and November) over a four-year service period, measured from the grant date, subject to continued service with us on the vesting date.

(2)	Represents the fair market value per share of our common stock December 31, 2009 ($31.47) multiplied by the number of shares underlying RSUs that had not vested as of December 31, 2009.

(3)	Each option vests and becomes exercisable in 48 equal monthly installments over the 48-month period measured from the grant date, subject to continued service with us on the vesting date. Where portions of an option were not vested and unexercisable as of December 31, 2009, the following schedule sets forth the grant date of each option with its vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

			Number of Shares
			Underlying Option
Name	Grant Date	Expiration Date	at Time of Grant

Scott A. McGregor	01/03/2006	01/02/2016	250,000
	05/03/2007	05/02/2017	230,000
	04/24/2008	04/23/2018	250,000
	04/28/2009	04/27/2019	400,000
Eric K. Brandt	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
Daniel A. Marotta	05/05/2006	05/04/2016	75,000
	05/03/2007	05/02/2017	70,000
	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
Robert A. Rango	05/05/2006	05/04/2016	75,000
	05/03/2007	05/02/2017	70,000
	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
Nariman Yousefi	05/05/2006	05/04/2016	60,000
	05/03/2007	05/02/2017	40,000
	08/03/2007	08/02/2017	90,000
	08/03/2007	08/02/2017	14,000
	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000

(4)	Includes (i) 5,215 RSUs from the January 3, 2006 award that vested February 5, 2010; (ii) 43,125 RSUs from the May 5, 2007 award that will vest in six quarterly installments over the period measured from November 5, 2009 through May 5, 2011; (iii) 62,500 RSUs from the May 5, 2008 award that will vest in ten quarterly installments over the period measured from November 5, 2009 through May 5, 2012; and (iv) 140,000 RSUs from the May 5, 2009 award that will vest in fourteen quarterly installments over the period measured from November 5, 2009 through May 5, 2013.

(5)	Represents an option granted to purchase 175,000 shares of Class A Common Stock. The option became exercisable as to 25% of the underlying shares on March 26, 2008, and the remaining 75% vest in successive equal installments upon his completion of each additional month of service over the ensuing 36 months through March 26, 2011.

(6)	Includes (i) 32,813 RSUs from the May 5, 2007 award that will vest in six quarterly installments over the period measured from November 5, 2009 through May 5, 2011; (ii) 25,000 RSUs from the May 5, 2008 award that will vest in ten quarterly installments over the period measured from November 5, 2009 through May 5, 2012; and (iii) 52,500 RSUs from the May 5, 2009 award that will vest in fourteen quarterly installments over the period measured from November 5, 2009 through May 5, 2013.

(7)	Includes (i) 2,344 RSUs from the April 24, 2006 award that vested February 5, 2010; (ii) 13,125 RSUs from the May 5, 2007 award that will vest in six quarterly installments over the period measured from November 5, 2009 through May 5, 2011; (iii) 25,000 RSUs from the May 5, 2008 award that will vest in ten quarterly installments over the period measured from November 5, 2009 through May 5, 2012; and (iv) 52,500 RSUs from the May 5, 2009 award that will vest in fourteen quarterly installments over the period measured from November 5, 2009 through May 5, 2013.

(8)	Includes (i) 1,875 RSUs from the April 24, 2006 award that vested February 5, 2010; (ii) 7,500 RSUs from the May 5, 2007 award that will vest in six quarterly installments over the period measured from November 5, 2009 through May 5, 2011; (iii) 22,751 RSUs from the August 5, 2007 award that will vest in seven quarterly installments over the period measured from November 5, 2009 through August 5, 2011; (iv) 25,000 RSUs from the May 5, 2008 award that will vest in ten quarterly installments over the period measured from November 5, 2009 through May 5, 2012; and (v) 52,500 RSUs from the May 5, 2009 award that will vest in fourteen quarterly installments over the period measured from November 5, 2009 through May 5, 2013.

The options and RSUs awarded to each of our named executive officers will vest on an accelerated basis upon the officer’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of		Number of
	Securities		Shares
	Acquired on	Value Realized on	Acquired	Value Realized on
Name	Exercise	Exercise(1)	on Vesting	Vesting(2)

Scott A. McGregor	0	$0	104,998	$2,627,941
Eric K. Brandt	0	0	39,375	985,491
Daniel A. Marotta	0	0	37,032	918,738
Robert A. Rango	8,910	191,625	37,032	918,738
Nariman Yousefi	0	0	44,554	1,101,684

(1)	Based on the amount by which the market price of a share of our Class A common stock on the dates of exercise exceeded the applicable exercise price per share of the option.

(2)	Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

Severance and Change in Control Arrangements with Named Executive Officers

None of our named executive officers has an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, we have entered into agreements with all our executive officers that provide certain severance benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized below.

McGregor Agreement.  In October 2004 we entered into an offer letter agreement with Mr. McGregor that was amended in August 2008. Minor amendments were also made to the agreement in 2009 to (i) comply with recent changes made to Section 162(m) of the Internal Revenue Code; and (ii) address certain ambiguities regarding post-employment coverage under our employee benefit plans. The agreement provides that if we terminate Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason (each a “qualifying termination”), he will receive the following severance benefits:

•	Cash severance equal to three times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 36 month period.

•	Payment of any cash bonuses as to which the applicable performance goals have been attained at the time of the qualifying termination but not the applicable service vesting requirements.

•	One or more discretionary cash bonuses based on his performance for the year prior to the qualifying termination, to the extent such bonuses have not already been paid for that year.

•	Twenty-four months of service vesting credit of all his outstanding unvested stock options, RSUs and any other equity awards, with continued vesting of the remaining unvested portion of those awards generally over a 24 month period and an extended post-service exercise period (generally not to exceed 24 months) in which to exercise his outstanding stock options (but not beyond the expiration of their respective maximum terms).

•	A one time lump sum payment equal to (i) 36 times the amount by which his monthly cost for COBRA continuation coverage under our group health plans exceeds the monthly cost payable by a similarly-situated executive in our active employ for the same health care coverage and (ii) 12 times the amount by which his monthly cost for continued life and disability insurance coverage under our group plans exceed the monthly cost payable by a similarly-situated executive in our active employ for the same coverage.

•	Should any of the severance benefits constitute a parachute payment under Section 280G of the Internal Revenue Code, then Mr. McGregor will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Code, provided that such parachute payment is more than 20% greater than the dollar amount of severance benefits or other parachute payments that could be provided to Mr. McGregor without his incurrence of such excise tax.

Mr. McGregor will receive all of the foregoing severance benefits upon his satisfaction of the following severance benefit requirements:

•	Delivery of a general release of all claims against Broadcom and our affiliates.

•	Continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement.

•	Continued compliance with the non-solicitation, non-competition and non-disparagement provisions of the agreement for the duration of the cash severance period.

Should Mr. McGregor satisfy the release condition but fail to comply with the remaining severance benefit requirements, then the dollar amount of his cash severance payments and the number of shares that vest on an accelerated basis under his outstanding equity awards would be reduced, and he would no longer be entitled to any Section 4999 tax gross-up.

The agreement also provides that if Mr. McGregor’s employment is terminated by reason of his death or disability, then,

•	he or his legal representative may become entitled to certain cash bonuses that may vest and become payable upon such event,

•	his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and

•	his stock options will remain exercisable for 12 months after the date of such termination (but not beyond the expiration of their respective maximum terms).

Change in Control Severance Benefit Program.  In August 2008 we entered into Change in Control Severance Benefit Agreements with Messrs. Brandt, Marotta, Rango and Yousefi. Minor amendments were made to the agreements in 2009 as discussed above for Mr. McGregor’s agreement. Each agreement provides that if such officer’s employment is terminated by us other than for cause or disability, or is terminated by the officer for good reason, within 24 months following a change in control (a “qualifying termination”), such officer will be eligible for the same level of severance benefits summarized above for Mr. McGregor, except that with respect to the cash severance component, such officer will receive two times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years (or such fewer number of years of employment with us) immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 24 month period.

Each officer’s receipt of such severance benefits under his Change in Control Severance Benefit Agreement is subject to his compliance with the same severance benefit requirements as in effect for Mr. McGregor. As with Mr. McGregor, the cash severance payments and accelerated vesting of outstanding equity awards for which such officer is eligible under his Change in Control Severance Benefit Agreement will also be reduced and the Section 4999 tax gross-up eliminated in the event such officer does not comply with all of the severance benefit requirements.

Each of the Change in Control Severance Benefit Agreements also provides that if the officer’s employment is terminated by reason of his death or disability, he will receive the same level of death and disability benefits summarized above for Mr. McGregor.

Each Change in Control Severance Benefit Agreement will continue in effect until August 18, 2010. However, on August 19 of each year, the term of that agreement will automatically be extended for an additional one-year period, unless the Compensation Committee expressly determines that the automatic one-year extension will not apply.

Definitions.  Under each of the severance benefit agreements and Mr. McGregor’s agreement the definitions are substantially similar, and provide as follows:

•	“Change in control” is generally defined as one of the following: (i) an acquisition of us by a shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) a change in a majority of our board members over a period of 24 months or less, except for changes in such majority approved by our incumbent members or their approved successors.

•	“Cause” is generally defined to include the executive’s (i) material breach of (a) a fiduciary duty, (b) any provisions of his Confidentiality and Invention Assignment Agreement or (c) our Code of Ethics and

Corporate Conduct; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; (iii) any act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment or (iv) willful and knowing participation in the preparation or release of false or materially misleading financial statements or willful and knowing submission of any false or erroneous certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange.

•	“Good reason” is generally defined as (i) a change in position that reduces his authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) our taking of any action that would materially diminish the aggregate value of his cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that he be based at any office or location that increases the distance from his home to the office or location by more than 50 miles; (v) our purported termination of his employment other than pursuant to a notice of termination; and (vi) our failure to require any of our successors to assume his amended agreement, after receipt of written notice of such failure and a reasonable cure period.

Other Programs.  Under our form Stock Option Agreement and form Restricted Stock Unit Issuance Agreement for our 1998 Stock Incentive Plan, in the event a change in control occurs, each outstanding stock option and RSU will automatically accelerate in full unless (i) the equity award is assumed by the successor corporation or otherwise continued in effect or (ii) the equity award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule that would otherwise be in effect for those shares in the absence of such change in control. Under the 1998 Stock Incentive Plan, a change in control is generally defined as one of the following: (i) an acquisition of us by a shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities.

In June 2007 the Compensation Committee approved a policy regarding accelerated vesting of outstanding equity awards under the 1998 Stock Incentive Plan upon the employee’s death or permanent disability. Under the policy, an employee (other than Mr. McGregor and the officers participating in the Change in Control Severance Benefit Program) who dies or becomes permanently disabled will become entitled to accelerated vesting with respect to the number of shares subject to each of his or her outstanding equity awards equal to the product of: (i) 1/48 of the then unvested shares underlying such award, multiplied by (ii) the total number of months such employee has been in our employ or the employ of any company acquired by us up to a maximum of 48 months.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits that would become payable under certain specified circumstances to our named executive officers under our 1998 Stock Incentive Plan and the severance agreements described in the section above entitled Severance and Change in Control Arrangements with Named Executive Officers. The benefit estimates are based on the following assumptions:

(i) (A) a change in control occurred December 31, 2009, the last business day of 2009, and his equity awards under the 1998 Stock Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination of his employment occurred December 31, 2009 at the time of a change of control; (C) for Mr. McGregor only, a qualifying termination of his employment occurred December 31, 2009 in the absence of a change of control; or (D) his employment terminated by reason of his death or disability December 31, 2009.

(ii) the price paid per share of our Class A common stock in the assumed change in control transaction December 31, 2009 was equal to the $31.47 fair market value per share of Class A common stock on that date.

While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred December 31, 2009, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Stock Incentive Plan and their severance agreements. Each executive officer would also be entitled to any gain attributable to his already-vested equity awards.

			Lump Sum		Value of Restricted	Section 280G
		Salary and	Benefit	Value of Option	Stock	Tax Gross
Name	Trigger	Bonus(1)	Payment(2)	Acceleration(3)	Acceleration(3)	Up(4)	Total Value(5)

Scott A. McGregor	Change in Control	0	0	$3,310,633	$7,893,935	0	$11,204,568
	Qualifying Termination at Change in Control	3,224,250	$53,000	15,416,025	7,893,935	0	26,587,210
	Qualifying Termination without Change in Control	3,224,250	$53,000	15,416,025	7,893,935	0	26,587,210
	Death or Disability	1,242,150	0	3,310,633	7,893,935	0	12,446,718
Eric K. Brandt	Change in Control	0	0	1,255,086	3,471,550	0	4,726,636
	Qualifying Termination	1,158,600	53,000	3,359,730	3,471,550	1,642,353	9,685,233
	Death or Disability	500,000	0	1,255,086	3,471,550	0	5,226,636
Daniel A. Marotta	Change in Control	0	0	1,255,086	2,925,734	0	4,180,820
	Qualifying Termination	983,333	53,000	3,507,904	2,925,734	0	7,469,971
	Death or Disability	400,000		1,255,086	2,925,734	0	4,580,820
Robert A. Rango	Change in Control	0	0	1,255,086	2,925,734	0	4,180,820
	Qualifying Termination	1,026,667	34,000	3,894,241	2,925,734	0	7,880,642
	Death or Disability	500,000	0	1,255,086	2,925,734	0	4,680,820
Nariman Yousefi	Change in Control	0	0	1,255,086	3,449,930	0	4,705,016
	Qualifying Termination	950,000	53,000	4,607,182	3,449,930	0	9,060,112
	Death or Disability	365,625	0	1,255,086	3,449,930	0	5,070,641

(1)	For “Qualifying Termination,” represents for Mr. McGregor, three times, and for Messrs. Brandt, Marotta, Rango and Yousefi, two times, the sum of (i) such officer’s 2009 annual rate of base salary and (ii) the average of such officer’s annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs (or such fewer number of calendar years of employment with Broadcom). For “Death or Disability,” represents the cash bonuses actually earned by each named executive officer, as determined by our Compensation Committee February 5, 2010.

(2)	Represents a lump sum payment in an amount estimated to cover the cost of COBRA continuation coverage and life and disability insurance coverage for following the qualifying termination event.

(3)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and RSUs.

The amounts shown as the value of the accelerated stock options in connection with a change in control without a qualifying termination and for termination upon death or disability are based solely on the intrinsic value of the options and RSUs as of December 31, 2009. For options, the intrinsic value was calculated by multiplying (i) the amount by which the fair market value of our Class A common stock December 31, 2009 ($31.47) exceeded the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis December 31, 2009.

The amount shown as the value of each accelerated option in connection with a qualifying termination represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718, multiplied by the assumed number of option shares vesting under such option on an accelerated basis on December 31, 2009. It also takes into account the incremental fair value of the extended 21-month post-employment exercise period for the entire option. For a discussion of valuation assumptions used in the calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2009 Form 10-K.

The amount shown as the value of the accelerated RSUs for all represents the fair value calculated based on the fair market value of our Class A common stock December 31, 2009 ($31.47) multiplied by the assumed number of RSU shares vesting on an accelerated basis on December 31, 2009.

(4)	Calculated on the basis of (i) the parachute value determined for each change in control payment or benefit in accordance with the Treasury Regulations under Section 280G of the Internal Revenue Code, (ii) the W-2 wages of the individual for the five-year (2004 through 2009) or shorter period of employment with us, (iii) an effective tax rate of 63.66% (federal, 35%; state, 10.55%; Medicare, 1.45%; and excise tax, 20%), calculated after taking into account federal tax deductions for state income tax and other deductions, (iv) the vesting of all outstanding unvested stock options and restricted stock units on the change in control date and (v) the additional 21-month post-employment exercise period for both vested options and the unvested options that accelerate on the change in control date. The parachute value attributable to the accelerated vesting of the stock options under clause (iv) is calculated using the safe harbor provided under Revenue Procedure 2003-68 with the following inputs: actual exercise price of each option, the $31.47 fair market value per share of the Class A common stock December 31, 2009, a volatility factor of 44%, a risk-free rate of 1.14% and an expected term of 3 months calculated as of December 31, 2009. The parachute value attributable to the 21-month extension of the post-employment exercise period under clause (v) is calculated using a Black-Scholes option pricing model with the following inputs: actual exercise price of each option, the $31.47 fair market value per share of the Class A common stock December 31, 2009, a volatility factor of 44%, a risk-free rate of 1.14% and an expected term of 24 months calculated as of December 31, 2009.

(5)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Audit Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited 2009 financial statements, which include its consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2009, and the related notes thereto.

Composition and Charter.  The Audit Committee of the Board of Directors currently consists of four directors, all of whom qualify as “independent” and meet the other requirements under the current Nasdaq listing standards and SEC rules regarding audit committee membership: Ms. Handel, who serves as Chair, Ms. Amble, Mr. Farinsky and Mr. Switz. Mr. Farinsky has chosen to retire from the Board and will not be standing for re-election at the Annual Meeting. The Audit Committee operates under a written charter adopted by the Board, the current version of which is available on our website at www.broadcom.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of the accounting and financial reporting process and the integrity of the financial statements provided to shareholders and others; (ii) the functioning of the systems of internal accounting and financial reporting controls; and (iii) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting. The Audit Committee is also responsible for engaging and determining the compensation of the independent registered public accounting firm and overseeing its performance, qualifications and independence and its conduct of the annual independent audit of the financial statements, and its engagement for all other services.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and maintaining effective internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and the effectiveness of internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows and that the company’s internal control over financial reporting is effective. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

In the absence of their possession of a reason to believe that such reliance is unwarranted, the members of the Audit Committee necessarily rely on the information or documentation provided to them by, and on the representations made by, management or other employees of the Company, the independent registered public accounting firm, and/or any consultant or professional retained by the Audit Committee, the Board, management or by any Board committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.  The Audit Committee reviewed and discussed the audited 2009 financial statements, including the quality of the company’s accounting principles, with management and the company’s independent registered public accounting firm for 2009, KPMG LLP. In addition, the Audit Committee consulted with management and KPMG LLP prior to recommending to the Board the presentation of the audited 2009 financial statements to the shareholders. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of the effectiveness of internal control over financial reporting pursuant to Section 404. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Conclusion and Appointment of Independent Registered Public Accounting Firm.  Based upon the reviews and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC and reappointed KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010.

Submitted by the Audit Committee of the Board:

Nancy H. Handel, Chair
Joan L. Amble
George L. Farinsky
Robert E. Switz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy for approval of transactions between Broadcom and its executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock, and their respective immediate family members, each referred to as a Related Party, where the amount involved in the transaction exceeds or is expected to exceed $100,000. This policy provides that the Nominating & Corporate Governance Committee of the Board has the responsibility to review certain transactions subject to this policy and to decide whether or not to approve or ratify those transactions. In making its determination, the Nominating & Corporate Governance Committee takes into account the following factors, among other factors it may deem appropriate:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party;

•	The availability of other sources for comparable services or products;

•	The extent of the Related Party’s interest in the transaction;

•	The conflicts of interest and corporate opportunity provisions of our Code of Ethics;

•	The benefits of the transaction to Broadcom; and

•	The impact or potential impact on a director’s independence, in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable to Broadcom than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. The Nominating & Corporate Governance Committee intends to approve only those related party transactions that are in the best interests of Broadcom and our shareholders.

The Nominating & Corporate Governance Committee has adopted standing pre-approvals under the policy for compensation paid to directors and executive officers provided that such compensation is either reported under SEC rules or the Compensation Committee or other independent Board committee approved (or recommended to the Board to approve) such compensation.

Other than as described below or elsewhere in this proxy statement, since January 1, 2009 there has not been a transaction or series of related transactions to which Broadcom was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements with Directors and Officers.  In addition to the indemnification provisions contained in our Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our directors and elected officers. These agreements require Broadcom, among other things, to indemnify each director or officer against expenses (including attorneys’ fees), judgments, fines and settlements (collectively, “liabilities”) paid or incurred by such individual in connection with certain actions, suits or proceedings arising out of the individual’s status or service as a director or officer (subject to certain exceptions, including liabilities arising from willful misconduct, conduct knowingly contrary to the best interests of Broadcom, or conduct that is knowingly fraudulent or deliberately dishonest or conduct that results in improper personal benefit) and to advance or reimburse expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by Broadcom.

Pursuant to these agreements, we have advanced and/or reimbursed and will continue to advance or reimburse expenses and indemnify certain of our current and former directors, officers and employees for certain liabilities incurred in connection with or related to the defense of the lawsuits against Broadcom and certain of those indemnified individuals and other proceedings described under the heading “Proposal One: Election of

Directors — Litigation involving Directors, Officers and Affiliates,” referred to as the Equity Award Litigation. Each of the current and former directors, officers and employees receiving such advancements has also executed an “undertaking” letter agreement with us, whereby the individual has agreed to repay all amounts advanced or reimbursed by us on such individual’s behalf in connection with the Equity Award Litigation if it shall ultimately be determined that he was not entitled to indemnification under either our Bylaws, the indemnification agreement or the California Corporations Code.

Throughout 2009 the amount we advanced or reimbursed to Dr. Samueli, our Chief Technical Officer, and Dr. Nicholas, each of whom continues to beneficially own over 5% of our Class A common stock; and Alan E. Ross a member of our Board during 2009; is as follows:

Name

Henry Nicholas, Ph.D.	$14.67 million
Alan E. Ross*	$0.84 million
Henry Samueli, Ph.D.	$6.88 million

*	The amount set forth above for Mr. Ross is combined with another former director as they share the same legal counsel.

Certain directors and officers are not included in the above table as their legal representation is consolidated or combined with legal representation of Broadcom, also a named party in certain of the Equity Award Litigation.

The Nominating & Corporate Governance Committee has either approved or ratified (because they were existing arrangements prior to the adoption of our policy) (i) all indemnification agreements with each current director and elected officer and (ii) the indemnification agreements with directors and elected officers who were serving in such capacities during 2009 and with Dr. Nicholas as the beneficial holder of over 5% of our Class A common stock during 2009.

We maintain directors’ and officers’ insurance, which reimbursed us for some of the costs related to the Equity Award Litigation. In August 2009 Broadcom and certain of the defendants in the federal derivative action executed the Partial Derivative Settlement and the Insurance Agreement, a settlement with Broadcom’s directors and officers liability insurance carriers. Pursuant to the Insurance Agreement, and subject to the terms described more completely therein, including relinquishing of rights to any further recovery, we received payments totaling $118.0 million from our insurance carriers. In the event that the trial court’s approval of the Partial Derivative Settlement is reversed or vacated by an appellate court or otherwise does not become final and non-appealable, we may in our sole discretion elect to either provide a release to the insurance carriers and indemnify them related to any future claims and retain the $118.0 million in accordance with the Insurance Agreement or repay to the insurance carriers certain portions of the aggregate amount previously paid to us. In the event the Partial Derivative Settlement is revised or vacated, it would be our intention to exercise our option to retain the $118.0 million and indemnify the insurance carriers.

OTHER INFORMATION

2009 Annual Report to Shareholders

A copy of our 2009 annual report to shareholders has been provided concurrently with this proxy statement (or made available electronically, for shareholders who elected to access these materials over the Internet) to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2009 annual report to shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material. On February 3, 2010 we filed with the SEC an annual report on Form 10-K for the year ended December 31, 2009. The 2009 Form 10-K has been printed (without certain exhibits) as part of our 2009 annual report to shareholders. Shareholders may also obtain a copy of the 2009 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from our website at www.broadcom.com/investors, or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. The 2009 Form 10-K and information contained on our website, other than this proxy statement, are not considered proxy solicitation material and are not incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur Chong
Irvine, California	Executive Vice President, General Counsel and
April 1, 2010	Secretary

Forward-Looking Statements

All statements included or incorporated by reference in this proxy statement other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this proxy statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
BROADCOM CORPORATION
CLASS A COMMON STOCK
PROXY FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 20, 2010 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 20, 2010 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617

VOTE OVER THE INTERNET: www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote over the Internet, you DO NOT need to return your proxy card.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you DO NOT need to return your proxy card.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	Joan L. Amble	05. Scott A. McGregor	☐	☐	☐
02.	Nancy H. Handel	06. William T. Morrow
03.	Eddy W. Hartenstein	07. Robert E. Switz
04.	John E. Major
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

3.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposal 2. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
BROADCOM CORPORATION
CLASS B COMMON STOCK
PROXY FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 20, 2010 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 20, 2010 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617

VOTE OVER THE INTERNET: www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote over the Internet, you DO NOT need to return your proxy card.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2010. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you DO NOT need to return your proxy card.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	Joan L. Amble	05. Scott A. McGregor	☐	☐	☐
02.	Nancy H. Handel	06. William T. Morrow
03.	Eddy W. Hartenstein	07. Robert E. Switz
04.	John E. Major
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

3.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposal 2. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date